EXHIBIT 10.1

$2,000,000,000

CREDIT AGREEMENT

among

BOSTON SCIENTIFIC CORPORATION,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.
as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

ROYAL BANK OF CANADA,

and

SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agents,

Dated as of April 10, 2015

J.P. MORGAN SECURITIES LLC

and

MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

RBC CAPITAL MARKETS,

and

SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I	Names, Addresses and Commitments of Lenders
Schedule II	Information Concerning Local Currency Loans
Schedule 9.2	Existing Liens
Schedule 9.5	Existing Subsidiary Indebtedness

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of CAF Advance Note
Exhibit C	Form of CAF Advance Request
Exhibit D	Form of CAF Advance Offer
Exhibit E	Form of CAF Advance Confirmation
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Opinion of Counsel to Borrower

(continued)

Page

Exhibit H	Form of Assignment and Assumption

Exhibit I	Form of Local Currency Facility Addendum

Exhibit J-1 – J-4	U.S. Tax Compliance Certificate

Exhibit K	Form of Guarantee

Exhibit L	Form of Multicurrency Note

v

CREDIT AGREEMENT, dated as of April 10, 2015, among (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), (ii) the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), (iii) BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), (iv) BARCLAYS BANK PLC, BNP PARIBAS, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., ROYAL BANK OF CANADA and SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agents (each in such capacity, a “Documentation Agent”, and collectively, the “Documentation Agents”) and (v) JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make Revolving Credit Loans (as defined below), CAF Advances (as defined below), Multicurrency Loans (as defined below) and Local Currency Loans (as defined below) to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Lenders have agreed to make the credit facilities available upon the terms and subject to the conditions set forth herein; and

WHEREAS, the new credit facilities will be used to refinance the existing credit facilities under the Credit Agreement, dated as of April 18, 2012, among the Borrower, the lenders and the administrative agent party thereto (the “Existing Credit Facilities);

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1.                            Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Eurocurrency Base Rate plus 1% per annum.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it (it being agreed the Federal Funds Effective Rate will not be less than zero).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate, respectively.

“ABR Loans”:  Revolving Credit Loans bearing interest based upon the ABR.

“Acquired Business”: the American Medical Systems urology portfolio of Endo International plc.

“Acquisition”: the acquisition by the Borrower, directly or indirectly, of the Acquired Business from Endo International plc pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Purchase Agreement dated as of March 2, 2015 among American Medical Systems Holdings Inc., Endo Health Solutions Inc. and the Borrower.

“Additional Lender”: as defined in subsection 2.20(c).

“Additional Revolving Credit Commitment”:  as defined in subsection 2.17.

“Adjusted Aggregate Committed Outstandings”:  with respect to each Lender, the Aggregate Committed Outstandings of such Lender, plus the amount of any participating interests purchased by such Lender pursuant to subsection 13.15, minus the amount of any participating interests sold by such Lender pursuant to subsection 13.15.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Fee Letter”:  the agency fee letter, dated March 6, 2015, between JPMorgan and the Borrower.

“Agent Parties”:  as defined in subsection 13.2(c).

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers and the Bookrunners.

“Aggregate Exposure Percentage”:  as defined in the definition of “Majority Lenders.”

“Aggregate Available Multicurrency Commitments”:  as at any date of determination with respect to all Multicurrency Lenders, an amount in Dollars equal to the sum of the Available Multicurrency Commitments of all Multicurrency Lenders on such date.

“Aggregate Available Revolving Credit Commitments”:  as at any date of determination with respect to all Lenders, an amount in Dollars equal to the sum of the Available Revolving Credit Commitments of all Lenders on such date.

“Aggregate Committed Outstandings”:  as at any date of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the Aggregate Revolving Credit Outstandings of such Lender on such date, (b) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Lender on such date, and (c) the Dollar Equivalent of the Aggregate Local Currency Outstandings of such Lender on such date.

“Aggregate Local Currency Outstandings”:  as at any date of determination with respect to any Lender, an amount in the applicable Local Currencies equal to the aggregate unpaid principal amount of such Lender’s Local Currency Loans.

“Aggregate Multicurrency Outstandings”:  as at any date of determination with respect to any Lender, an amount in the applicable Available Foreign Currencies equal to the aggregate unpaid principal amount of such Lender’s Multicurrency Loans.

“Aggregate Revolving Credit Commitments”:  the aggregate amount of the Revolving Credit Commitments of all of the Lenders.

“Aggregate Revolving Credit Outstandings”:  as at any date of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date plus (b) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations.

“Aggregate Total Outstandings”:  as at any date of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the Aggregate Revolving Credit Outstandings of such Lender on such date, (b) the Dollar Equivalent of the aggregate unpaid principal amount of such Lender’s CAF Advances on such date, (c) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Lender on such date and (d) the Dollar Equivalent of the Aggregate Local Currency Outstandings of such Lender on such date.

“Agreement”:  this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency”:  as defined in subsection 13.16(b).

“Anti-Corruption Laws”:  the United States Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries prohibiting bribery or corruption.

“Applicable Margin”:  with respect to each day for each Type of Loan, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

Rating	Eurodollar Loans/ Multicurrency Loans	ABR Loans
Rating I	0.900%	0.0%
Rating II	1.000%	0.0%
Rating III	1.100%	0.100%
Rating IV	1.300%	0.300%
Rating V	1.500%	0.500%

“Applicable Screen Rate”:  as defined in the definition of “Impacted Interest Period”.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Arrangers”:  J.P. Morgan Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith, Incorporated, Barclays Bank PLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, and Sumitomo Mitsui Banking Corporation, as Joint Lead Arrangers for this Agreement.

“Assignee”:  as defined in subsection 13.6(c).

“Australian Dollar”: the lawful currency of the Commonwealth of Australia.

“Available Foreign Currencies”:  Euro, Japanese Yen, Australian Dollar, Canadian Dollar, Pounds Sterling, Singapore Dollar, Swiss Franc and any other available and freely convertible non-Dollar currency selected by the Borrower and approved by the Administrative Agent and the Multicurrency Lenders.

“Available Multicurrency Commitment”:  as at any date of determination with respect to any Multicurrency Lender (after giving effect to the making and payment of any Revolving Credit Loans required to be made on such date pursuant to subsection 2.16), an amount in Dollars equal to the lesser of (a) the excess, if any, of (i) the amount of such Multicurrency Lender’s Multicurrency Commitment in effect on such date over (ii) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Multicurrency Lender on such date, and (b) the excess, if any, of (i) the amount of such Lender’s Revolving Credit Commitment in effect on such date over (ii) the Aggregate Committed Outstandings of such Lender on such date.

“Available Revolving Credit Commitment”:  as at any date of determination with respect to any Lender (after giving effect to the making and payment of any Revolving Credit Loans required to be made on such date pursuant to subsection 2.16), an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect on such date over (b) the Aggregate Committed Outstandings of such Lender on such date.

“Bank of America”:  Bank of America, N.A.

“Bankruptcy Code”:  the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“BBSY”:  with respect to Australian Dollars for any Interest Period (i) the rate of interest per annum equal to the per annum rate of interest which appears as “BID” on the page designated as “BBSY” on the Reuters Monitor System (or such other comparable page as may, in the reasonable opinion of the Administrative Agent and in consultation with the Borrower, replace such BBSY page on such system for the purpose of displaying the bank bill swap rates) with maturities comparable to such Interest Period at approximately 10:30 am (Sydney, Australia time) on the first day of such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent as the average of the buying rates quoted to JPMorgan’s London branch at or around 10:30 am (Sydney, Australia time) on the first day of such Interest Period for bills of exchange accepted by leading Australian banks which have a tenor equal to such Interest Period.  If any Interest Period is an Impacted Interest Period, then BBSY shall be the Interpolated Rate for such Interest Period.  BBSY shall not be less than zero.

“benefited Lender”:  as defined in subsection 13.7.

“Board”:  the Board of Governors of the Federal Reserve System.

“Bookrunners”:  J.P. Morgan Securities LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners and Joint Lead Arrangers for this Agreement.

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”: as defined in subsection 8.2.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.2, 2.9 or 2.14 as a date on which the Borrower requests the Lenders to make Loans hereunder or, with respect to Local Currency Loans, the date on which a Foreign Subsidiary Borrower requests Local Currency Lenders to make Local Currency Loans to such Foreign Subsidiary Borrower pursuant to the Local Currency Facility to which such Foreign Subsidiary Borrower and Local Currency Lenders are parties.

“Business”:  as defined in subsection 6.11(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close; provided that when such term is used for the purpose of determining the date on which the Eurocurrency Base Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any such Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days; provided, further,

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;

(b)                                 if such day relates to any interest rate settings as to a Multicurrency Loan or CAF Advance denominated in a currency other than Dollars or euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(c)                                  if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or euro in respect of a Multicurrency Loan or a CAF Advance denominated in a currency other than Dollars or euro, or any other dealings in any currency other than Dollars or euro to be carried out pursuant to this Agreement in respect of any such Multicurrency Loan or CAF Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CAF Advance”:  each competitive advance facility advance made pursuant to subsection 2.8.

“CAF Advance Availability Period”:  the period from and including the Closing Date to and including the date which is seven days prior to the Termination Date.

“CAF Advance Confirmation”:  each confirmation by the Borrower of its acceptance of CAF Advance Offers, which confirmation shall be substantially in the form of Exhibit E and shall be delivered to the Administrative Agent by facsimile transmission.

“CAF Advance Interest Payment Date”:  as to each CAF Advance, each interest payment date specified by the Borrower for such CAF Advance in the related CAF Advance Request.

“CAF Advance Maturity Date”:  as to any CAF Advance, the date specified by the Borrower pursuant to subsection 2.9(d)(ii) in its acceptance of the related CAF Advance Offer.

“CAF Advance Note”:  as defined in subsection 3.13(e).

“CAF Advance Offer”:  each offer by a Lender to make CAF Advances pursuant to a CAF Advance Request, which offer shall contain the information specified in Exhibit D and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

“CAF Advance Request”:  each request by the Borrower for Lenders to submit bids to make CAF Advances, which request shall contain the information in respect of such requested CAF Advances specified in Exhibit C and shall be delivered to the Administrative Agent in writing, by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

“Canadian Dollar”: the lawful currency of Canada.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Lender (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if an Issuing Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR”:  with respect to Canadian Dollars for any Interest Period, the rate per annum, equal to the average of the annual yield rates applicable to Canadian banker’s acceptances at or about 10:00 a.m. (Toronto, Canada time) on the first day of such Interest Period on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time in consultation with the Borrower) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).  If any Interest Period is an Impacted Interest Period, then CDOR shall be the Interpolated Rate for such Interest Period.  CDOR shall not be less than zero.

“Closing Date”:  April 10, 2015.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Period”:  the period from and including the Closing Date to but excluding the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commitments”:  the collective reference to the Revolving Credit Commitments, Multicurrency Commitments and L/C Commitments.

“Committed Outstandings Percentage”:  on any date with respect to any Lender, the percentage which the Adjusted Aggregate Committed Outstandings of such Lender constitutes of the Adjusted Aggregate Committed Outstandings of all Lenders.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14)(A)-(B) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Sections 414(b), 414(c), 414(m) and 414(o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 3.9, 3.10, 3.11 or 13.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”:  of any Person for any period, without duplication, Consolidated Net Income of such Person and its Subsidiaries for such period plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a) income tax expense, including any expenses resulting from income tax disputes with a Governmental Authority,

(b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness,

(c) depreciation expense,

(d) amortization or write-down of intangibles (including, but not limited to, goodwill) and organization costs,

(e) any extraordinary, unusual or nonrecurring expenses or losses (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business (including as a result of write downs of goodwill or net intangible assets) and including special charges and purchased research and development charges in connection with acquisitions and other strategic alliances, inventory step-up charges, fair value adjustments, and unrealized investment impairments),

(f) any non-cash stock compensation expense in accordance with GAAP,

(g) any cash litigation costs, including judgments, orders, awards, settlements and related legal costs paid during such period (net of any cash litigation or settlement payments received during such period) (“Cash Litigation Payments”), provided that, solely for the purposes of this definition, the aggregate amount of Cash Litigation Payments under this clause (g) shall not exceed $2,000,000,000 after the Closing Date less the aggregate principal amount of Indebtedness deducted in determining Consolidated Total Debt pursuant to clause (ii) of the definition of “Consolidated Total Debt”,

(h) any cash or non-cash charges in respect of restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges, provided that, solely for the purposes of this definition, the aggregate amount of all charges under this clause (h) shall not exceed $620,000,000 after the Closing Date,

(i) any income or expense associated with business combinations following the adoption of FASB Statement No. 141(R), “Business Combinations - a replacement of FASB Statement No. 141”, which would have been treated as a cost of the acquisition (e.g., as goodwill) under FASB Statement No. 141, “Business Combinations” including income or expense relating to contingent consideration, and

(j) any Non-Cash Charges, including those attributable to litigation, intangible asset impairment, intellectual property research and development charges;

and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(a) interest income (except to the extent deducted in determining Consolidated Interest Expense), and

(b) any extraordinary, unusual or nonrecurring income or gains (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, inventory step-up charges, fair value adjustments, and unrealized investment impairments).

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense”:  of any Person for any period, total interest expense of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries determined in accordance with GAAP (including, all net costs that are allocable to such period in accordance with GAAP).

“Consolidated Interest Coverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus cash receipts received in connection with litigation related Non-Cash Charges and minus cash payments made in connection with such litigation related Non-Cash Charges.

“Consolidated Tangible Assets”:  at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”:  at any date, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”:  at any date, an amount equal to (i) the aggregate principal amount of all Indebtedness (excluding, for the avoidance of doubt, any operating leases) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP as in effect on the date of this Agreement, less (ii) the aggregate principal amount of Indebtedness issued or incurred by the Borrower on or prior to such date to fund tax deficiency payments; provided that (x) the aggregate amount of any such Indebtedness issued to fund tax deficiency payments for purposes of clause (ii) shall not exceed $2,000,000,000, and (y) until the Acquisition is consummated, up to $1,000,000,000 of the aggregate principal amount of Indebtedness issued or incurred by the Borrower on or prior to the consummation of the Acquisition to fund the Acquisition (excluding any such Indebtedness the proceeds of which have been applied to repay, redeem or defease any Indebtedness of the Borrower and its Subsidiaries) shall be excluded from the calculation of Consolidated Total Debt.

“Continuing Directors”:  as defined in subsection 10(j).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”:  any date on which either (a) an Event of Default under subsection 10(g) has occurred or (b) the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 10.

“Conversion Sharing Percentage”:  on any date with respect to any Lender and any Loans of such Lender outstanding in any currency other than Dollars, the percentage of such Loans such that, after giving effect to the conversion of such Loans to Dollars and the purchase and sale by such Lender of participating interests as contemplated by subsection 13.15, the Committed Outstandings Percentage of such Lender will equal such Lender’s Revolving Credit Commitment Percentage on such date (calculated immediately prior to giving effect to any termination or expiration of the Commitments on the Conversion Date).

“Converted Loans”:  as defined in subsection 13.15(a).

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership,

insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: subject to subsection 2.19(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder (other than as a result of a good faith dispute with respect to amount), (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations, or (d) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority as long as such ownership or acquisition interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Documentation Agents”:  Barclays Bank PLC, BNP Paribas, Citibank, N.A., Deutsche Bank Securities Inc., Royal Bank of Canada and Sumitomo Mitsui Banking Corporation, as Documentation Agents for this Agreement.

“Dollar Equivalent”:  with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.  In making any determination of the Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, regulations, statutes, ordinances, codes, decrees or other enforceable requirements or orders of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EURIBOR”:  for any Interest Period for each Eurodollar Loan denominated in Euro comprising part of the same borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the Banking Federation of the European monetary union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two Target Operating Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European monetary union as the Administrative Agent, after consultation with the Lenders and the Borrower, shall reasonably select; provided that any comparable or successor rate shall be applied in a manner consistent with market practice or (b) if no quotation for the Euro for the relevant period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the rate per annum determined by the Administrative Agent as the average at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period are offered to JPMorgan’s London branch (or other branch or Affiliate) by leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two Target Operating Days before the first day of such Interest Period.  EURIBOR shall not be less than zero. If any Interest Period is an Impacted Interest Period, then EURIBOR shall be the Interpolated Rate for such Interest Period.

“Euros”: the single currency of the participating member states of the European monetary union.

“Eurocurrency Rate”:

(a)                                 for any Interest Period with respect to a Loan other than an ABR Loan, a rate per annum determined in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

where,

“Eurocurrency Base Rate” means (i) with respect to each day during each Interest Period pertaining to a Eurodollar Loan or CAF Advance denominated in Dollars, Japanese Yen or Swiss Franc, the rate per annum determined by the Administrative Agent to be the rate administered by the ICE Benchmark Administration (or any successor thereto) as the offered rate for deposits in Dollars with a term comparable to such Interest Period appearing on the Reuters Screen LIBOR01 Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate for any such currency does not appear on a Reuters page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Loan denominated in such currency, the rate per annum determined by the Administrative Agent to be the average rate at which JPMorgan’s London branch is offered deposits in such currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein, (ii) with respect to each day during each Interest Period pertaining to a Multicurrency Loan or CAF Advance denominated in Pounds Sterling, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in the applicable currency with a term comparable to such Interest Period appearing on the Reuters Screen LIBOR01 Page at approximately 11:00 A.M., London time, on the first day of such Interest Period; provided, however, that if at any time for any reason such offered rate for Pounds Sterling does not appear on a Reuters page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Loan denominated in Pounds Sterling, the rate per annum determined by the Administrative Agent to be the average rate at which JPMorgan’s London branch is offered deposits in Pounds Sterling at or about 11:00 A.M., London time, on the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein, (iii) with respect to each day during each Interest Period pertaining to a Multicurrency Loan or CAF Advance denominated in Euros, EURIBOR, (iv) with respect to each day during each Interest Period pertaining to a Multicurrency Loan or CAF Advance denominated in Australian Dollars, BBSY, (v) with respect to each day during each Interest Period pertaining to a Multicurrency Loan or CAF Advance denominated in Canadian Dollars, CDOR, and (vi) with respect to each day during each Interest Period pertaining to a Multicurrency Loan or CAF Advance denominated in Singapore Dollars, SGD; provided that if any Interest Period with respect to any currency is an Impacted Interest Period, then the Eurocurrency Base Rate shall be the Interpolated Rate with respect to the applicable currency for such Interest Period; and

(b)                                 for any interest calculation with respect to an ABR Loan, a rate per annum determined in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

where,

“Eurocurrency Base Rate” means for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) the rate appearing on the Reuters Screen LIBOR01 Page, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by JPMorgan’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

The Eurocurrency Rate shall not be less than zero.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Loans”:  Revolving Credit Loans, the rate of interest applicable to which is based upon clause (a) of the definition of “Eurocurrency Rate”.

“Event of Default”:  any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”:  with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on the date that is (x) in the case of Pounds Sterling and Canadian Dollars, on the date as of which the foreign exchange computation is made and (y) in the case of any other non-Dollar currency, two Business Days prior to the date as of which the foreign exchange computation is made.  In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., London time, on such applicable date for the purchase of Dollars with such non-Dollar currency, for delivery (x) in the case of Pounds Sterling and Canadian Dollars, on such date and (y) in the case of any other non-Dollar currency, two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.  The Administrative Agent shall determine the Exchange Rate as of each Revaluation Date in accordance with the foregoing.

“Excluded Taxes”: as defined in subsection 3.10(a).

“Existing Credit Facilities”:  as defined in the recitals hereto.

“Extension Request”: a written request from the Borrower to the Administrative Agent requesting an extension of the Termination Date.

“Facility Fee Rate”:  for each day during each calculation period, the rate per annum based on the Ratings in effect on such day, as set forth below:

Rating	Facility Fee Rate
Rating I	0.100%
Rating II	0.125%
Rating III	0.150%
Rating IV	0.200%
Rating V	0.250%

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in any other jurisdiction relating to such intergovernmental agreement, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Commencement Date”:  the Closing Date.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch”:  Fitch Ratings Ltd. or any successor thereto.

“Fixed Rate CAF Advance”:  any CAF Advance made pursuant to a Fixed Rate CAF Advance Request.

“Fixed Rate CAF Advance Request”:  any CAF Advance Request requesting the Lenders to offer to make CAF Advances at a fixed rate (as opposed to a rate composed of the Eurocurrency Rate plus (or minus) a margin).

“Foreign Subsidiary Borrower”:  each Subsidiary of the Borrower organized under the laws of a jurisdiction outside the United States that the Borrower designates as a “Foreign Subsidiary Borrower” in a Local Currency Facility Addendum.

“Fronting Exposure”: at any time there is a Defaulting Lender with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Commitment Percentage”:  as at any date of determination (after giving effect to the making and payment of any Loans made on such date pursuant to subsection 2.16), with respect to any Lender, that percentage which the Available Revolving Credit Commitment of such Lender then constitutes of the Aggregate Available Revolving Credit Commitments.

“GAAP”:  generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 6.1.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”:  a guarantee of the Obligations in the form of Exhibit K or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  any Person that executes a Guarantee.

“Hedge Agreements”:  all agreements with non-related third parties with respect to any swap, forward, future or derivative transaction or option or similar agreements involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no employee benefit plan of the Borrower or any of its Subsidiaries shall be a “Hedge Agreement.”

“Impacted Interest Period”: any Interest Period for which the applicable rate or screen used to determine the applicable rate (the “Applicable Screen Rate”) shall not be available at the applicable time for such Interest Period.

“Indebtedness”:  of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of such Person’s business and payable in accordance with customary practices and earn-outs and other similar obligations in respect of acquisition and other similar agreements), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of subsection 10(f) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall, for the avoidance of doubt, exclude any operating leases (as defined in GAAP as in effect on the date of this Agreement) and the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“indemnified party” as defined in subsection 13.5.

“indemnified liabilities: as defined in subsection 13.5.

“Information” as defined in subsection 13.14.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December and the Termination Date, (b) as to any Eurodollar Loan or Multicurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan or Multicurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”:  (a) with respect to any Eurodollar Loan or Multicurrency Loan:

(i)                                     initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six (or, if available to all Lenders, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)                                  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six (or, if available to all Lenders, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)                                 any Interest Period in respect of any Loan made by any Lender that would otherwise extend beyond the Termination Date applicable to such Lender shall end on such Termination Date;

(3)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(4)                                 no Multicurrency Loan or CAF Advance denominated in Singapore Dollars shall have an Interest Period of one week or two months; and

(b)                                 with respect to any LIBO Rate CAF Advance, the period beginning on the Borrowing Date with respect thereto and ending on the CAF Advance Maturity Date with respect thereto.

“Interpolated Rate”:  at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Applicable Screen Rate for the longest period for which the Applicable Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Applicable Screen Rate for the shortest period (for which that Applicable Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.  The Interpolated Rate shall not be less than zero.

“Issuing Lender”:  JPMorgan, Bank of America and each other Lender which agrees to act as Issuing Lender hereunder and which is approved (such approval not to be unreasonably withheld) by the Administrative Agent and the Borrower, in its capacity as issuer of any Letter of Credit.

“Issuing Lender Commitment”:  as to any Issuing Lender at any time, the amount set forth opposite such Issuing Lender’s name in Schedule I under the heading “Issuing Lender Commitment”, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.

“Japanese Yen”: the lawful currency of Japan.

“JPMorgan”:  JPMorgan Chase Bank, N.A.

“Judgment Currency”:  as defined in subsection 13.16(b).

“L/C Commitment”:  the lesser of (i) $1,000,000,000 and (ii) the aggregate amount of the Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have terminated, the Aggregate Revolving Credit Commitments in effect immediately prior to such termination).

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 5.5.

“L/C Participants”:  the collective reference to all the Lenders other than the Issuing Lender.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto together with any affiliate of any such Person through which such Person elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower or any Foreign Subsidiary Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 13.1 of this Agreement, the Lender making such election shall be deemed the “Person” rather than such affiliate, which shall not be entitled to vote or consent; and provided further, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in subsection 5.1(a).

“LIBO Rate CAF Advance”:  any CAF Advance made pursuant to a LIBO Rate CAF Advance Request.

“LIBO Rate CAF Advance Request”:  any CAF Advance Request requesting the Lenders to offer to make CAF Advances at an interest rate equal to the Eurocurrency Rate for the currency of such CAF Advance plus (or minus) a margin.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing but excluding for all purposes hereunder any letter of credit).

“Loan”:  any Revolving Credit Loan, CAF Advance, Multicurrency Loan or Local Currency Loan, as the case may be.

“Loan Documents”:  this Agreement, any Notes, the Applications, any Letters of Credit, any Guarantee and any document or instrument evidencing or governing any Local Currency Facility.

“Loans to be Converted”:  as defined in subsection 13.15(a).

“Local Currency”:  any available and freely convertible non-Dollar currency selected by a Foreign Subsidiary Borrower and approved by the Administrative Agent.

“Local Currency Facility”:  any Qualified Credit Facility that the Borrower designates as a “Local Currency Facility” pursuant to a Local Currency Facility Addendum.

“Local Currency Facility Addendum”:  a Local Currency Facility Addendum received by the Administrative Agent, substantially in the form of Exhibit I, and conforming to the requirements of Section 4.

“Local Currency Facility Agent”:  with respect to each Local Currency Facility, the Local Currency Lender acting as agent for the Local Currency Lenders parties thereto (and, in the case of any Local Currency Facility to which only one Lender is a party, such Lender).

“Local Currency Facility Maximum Borrowing Amount”:  as defined in subsection 4.1(b).

“Local Currency Lender”:  any Lender (or, if applicable, any Affiliate, branch or agency thereof) party to a Local Currency Facility.

“Local Currency Lender Maximum Borrowing Amount”:  as defined in subsection 4.1(b).

“Local Currency Loan”:  any loan made pursuant to a Local Currency Facility.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders”:  Lenders whose Aggregate Exposure Percentage in the aggregate is more than 50%.  “Aggregate Exposure Percentage”:  as at any date of determination with respect to any Lender (a) at any time prior to the termination of the Revolving Credit Commitments, the aggregate Revolving Credit Commitments of such Lender divided by the aggregate Revolving Credit Commitments of all Lenders and (b) at any time after the termination of the Revolving Credit Commitments, the Aggregate Total Outstandings of such Lender divided by the Aggregate Total Outstandings of all Lenders; provided that for purposes of this definition, the Aggregate Exposure Percentage of each Lender shall be adjusted upward or downward so as to give effect to any participations or assignments effected pursuant to subsection 13.15; and provided further that the Revolving Credit Commitment of, and the Aggregate Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Majority Multicurrency Lenders”:  at any time, Multicurrency Lenders the Multicurrency Commitment Percentages of which aggregate more than 50%; provided that the Multicurrency Commitment of, and the Aggregate Multicurrency Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Multicurrency Lenders.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Leverage Ratio”: 3.50 to 1.00; provided that (i) for the four consecutive fiscal quarters ended immediately following the consummation of the Acquisition (including the fiscal quarter in which such Acquisition occurs), the Maximum Leverage Ratio shall be 4.50 to 1.00, (ii) for the fiscal quarter ended immediately after such four fiscal quarters referred to in clause (i), the Maximum Leverage Ratio shall be 4.25 to 1.00, (iii) for the fiscal quarter ended immediately after the fiscal quarter referred to in clause (ii), the Maximum Leverage Ratio shall be 4.00 to 1.00, (iv) for the fiscal quarter ended immediately after the fiscal quarter referred to in clause (iii), the Maximum Leverage Ratio shall be 3.75 to 1.00 (and, for the avoidance of doubt, for each fiscal quarter ended after the fiscal quarter referred to in clause (iv), the Maximum Leverage Ratio shall be 3.50 to 1.00).

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Commitment”:  as to any Multicurrency Lender at any time, its obligation to make Multicurrency Loans to the Borrower in an aggregate amount in Available Foreign Currencies the Dollar Equivalent of which does not exceed at any time outstanding the amount set forth opposite such Multicurrency Lender’s name in Schedule I under the heading “Multicurrency Commitment”, as such amount may be reduced from time to time as provided in subsection 2.15 and the other applicable provisions hereof.

“Multicurrency Commitment Percentage”:  as to any Multicurrency Lender at any time, the percentage which such Multicurrency Lender’s Multicurrency Commitment at such time constitutes of the aggregate Multicurrency Commitments of all Multicurrency Lenders at such time (or, if the Multicurrency Commitments have terminated or expired, the percentage which (a) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Multicurrency Lender at such time constitutes of (b) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of all Multicurrency Lenders at such time).

“Multicurrency Lender”:  each Lender having an amount greater than zero set forth opposite such Lender’s name in Schedule I under the heading “Multicurrency Commitment.”

“Multicurrency Loans”:  as defined in subsection 2.12.

“Multicurrency Note”:  as defined in subsection 3.13(f).

“Multicurrency Sublimit”:  at any time, the lesser of (i) $800,000,000 and (ii) the aggregate amount of the Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have terminated, the aggregate Revolving Credit Commitments in effect immediately prior to such termination).

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Cash Charges”: as defined in the definition of “Consolidated EBITDA.”

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 13.1 and (ii) has been approved by the Required Lenders.

“Non-Excluded Taxes”:  as defined in subsection 3.10.

“Non-extending Lender”: as defined in subsection 2.20(a).

“Non-Multicurrency Lender”:  each Revolving Credit Lender which is not a Multicurrency Lender.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”:  the collective reference to any Revolving Credit Notes, any Multicurrency Notes and any CAF Advance Notes.

“Notice of Local Currency Outstandings”:  with respect to each Local Currency Facility Agreement, a notice from the relevant Local Currency Facility Agent containing the information, delivered to the Administrative Agent and any other Person, in the manner and by the time, specified for a Notice of Local Currency Outstandings in Schedule II.

“Notice of Multicurrency Loan Borrowing”:  with respect to a Multicurrency Loan, a notice from the Borrower containing the information in respect of such Loan, delivered to the Administrative Agent and any other Person, in the manner and by the time, specified for a Notice of Multicurrency Loan Borrowing in respect of the currency of such Loan in Schedule II.

“Notice of Multicurrency Loan Continuation”:  with respect to a Multicurrency Loan, a notice from the Borrower containing the information in respect of such Loan, delivered to the Person, in the manner and by the time, specified for a Notice of Multicurrency Loan Continuation in respect of the currency of such Loan in Schedule II.

“Obligations”:  collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower and each Foreign Subsidiary Borrower under this Agreement and any Local Currency Facility and other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or such Foreign Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, Hedge Agreements entered into with Lenders or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower or any Foreign Subsidiary Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Participant”:  as defined in subsection 13.6(b).

“Participant Register”: as defined in subsection 13.6(b).

“Patriot Act”:  as defined in subsection 13.18.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in subsection 8.2.

“Pounds Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Properties”:  as defined in subsection 6.11.

“Public Lenders”:  as defined in subsection 8.2.

“Qualified Credit Facility”:  a credit facility (a) providing for one or more Local Currency Lenders to make unsecured loans denominated in a Local Currency to a Foreign Subsidiary Borrower, (b) providing for such loans to bear interest at a rate or rates determined by the Borrower and such Local Currency Lender or Local Currency Lenders and (c) otherwise conforming to the requirements of Section 4.

“Rating”:  the respective rating of each of the Rating Agencies applicable to the long-term senior unsecured non-credit enhanced debt of the Borrower, as announced by the Rating Agencies from time to time.

“Rating Agencies”:  collectively, Fitch, Moody’s and S&P.

“Rating Category”:  each of Rating I, Rating II, Rating III, Rating IV and Rating V.

“Rating I, Rating II, Rating III, Rating IV and Rating V”:  the respective Ratings set forth below:

Rating Category	Consolidated Leverage Ratio Category	Fitch	Moody’s	S&P
Rating I	less than or equal to 1.50x	greater than or equal to A-	greater than or equal to A3	greater than or equal to A-
Rating II	greater than 1.50x but less than or equal to 1.75x	greater than or equal to BBB+	greater than or equal to Baa1	greater than or equal to BBB+
Rating III	greater than 1.75x but less than or equal to 2.25x	greater than or equal to BBB	greater than or equal to Baa2	greater than or equal to BBB
Rating IV	greater than 2.25x but less than or equal to 2.75x	greater than or equal to BBB-	greater than or equal to Baa3	greater than or equal to BBB-
Rating V	greater than 2.75	lower than or equal to BB+	lower than or equal to Ba1	lower than or equal to BB+

A Rating Category shall apply at any date if, at such date, the Ratings are better than or equal to at least two of the three Ratings in any such Rating Category, and a higher rating category does not apply; provided that in the event the Rating Category corresponding to the Consolidated Leverage Ratio Category is more favorable than the Rating Category corresponding to the Ratings alone at any time, the Rating Category level which is one level higher than the Rating Category corresponding to the Ratings alone shall apply.

The Consolidated Leverage Ratio Category at any time shall be based on the Consolidated Leverage Ratio as calculated as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.1 and shall remain in effect until redetermined when financial statements are delivered for the next fiscal quarter pursuant to Section 8.1. For purposes of the determination of a Rating Category, the Consolidated Leverage Ratio will be calculated without regard to any reductions to Consolidated Total Debt pursuant to clause (ii) of the definition thereof.

“Receivables”:  any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles (as defined in the Uniform Commercial Code of the State of New York), and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Transaction”:  any transactions or series of related transactions providing for the financing of Receivables of the Borrower or any of its Subsidiaries.

“Register”:  as defined in subsection 13.6(d).

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 5.5 for amounts drawn under Letters of Credit.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations issued under PBGC Reg. § 4043.

“Requested Local Currency Loans”:  as defined in subsection 2.16(b).

“Requested Multicurrency Loans”:  as defined in subsection 2.16(a).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response Date”:  as defined in subsection 2.20(a).

“Responsible Officer”:  the chief executive officer or the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

“Revaluation Date”:  (a) with respect to any Loan, each of the following:  (i) each date of a borrowing of a Multicurrency Loan or a Local Currency Loan or the making of a CAF Advance, (ii) each date of a continuation of a Multicurrency Loan pursuant to subsection 3.2 and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in a currency other than Dollars and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Majority Lenders shall require.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Revolving Credit Commitment,” as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment at such time constitutes of the Aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the Aggregate Revolving Credit Outstandings of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstandings of all Lenders at such time), subject to adjustment as provided in subsection 2.19.

“Revolving Credit Loans”:  as defined in subsection 2.1.

“Revolving Credit Note”:  as defined in subsection 3.13(d).

“Revolving Lender”:  each Lender that has a Revolving Credit Commitment hereunder or that holds Revolving Credit Loans.

“S&P”:  Standard & Poor’s Ratings Services or any successor thereto.

“Sanctioned Country”:  a country or territory which is the subject or target of any Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”:  (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50 percent or more owned or controlled by any such Person.

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or the United Kingdom.

“SGD”: with respect to Singapore Dollars for any Interest Period, the rate per annum equal to the rate administered by the Association of Banks in Singapore (or any other person which takes over the administration of that rate) for Singapore Dollars displayed on page SIBOR of the Reuters screen (or any replacement Reuters page which displays that rate) at approximately the Singapore time equivalent of 12:00 p.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If any Interest Period is an Impacted Interest Period, then SGD shall be the Interpolated Rate for such Interest Period. SGD shall not be less than zero.

“Singapore Dollar”: the lawful currency of the Republic of Singapore.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”:  as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swiss Franc”: the lawful currency of the Swiss Confederation.

“Syndication Agent”:  as defined in the preamble hereto.

“Target Operating Day”:  any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments or other charges in the nature of a tax imposed by any Governmental Authority, including any interest additions or penalties applicable thereto.

“Termination Date”:  the later of (a) April 10, 2020 and (b) if the maturity date is extended pursuant to subsection 2.20, such extended maturity date as determined pursuant to such subsection; provided, however, that, in each case, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Tranche”:  the collective reference to Eurodollar Loans or Multicurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches” or “Multicurrency Tranches”.

“Transactions”:  the execution and delivery of this Agreement and the delivery of a notice to terminate the Existing Credit Facilities.

“Transferee”:  as defined in subsection 13.6(f).

“Type”:  as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America (including the states, commonwealths and territories thereof and the District of Columbia).

“U.S. Tax Compliance Certificate”: as defined in subsection 3.10(c)(B)(iii).

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

1.2.                            Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.                            Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) in Dollars to the Borrower from time to time during the Commitment Period so long as after giving effect thereto (i) the Available Revolving Credit Commitment of each Revolving Lender is greater than or equal to zero and (ii) the Aggregate Total Outstandings of all Lenders do not exceed the Aggregate Revolving Credit Commitments.  During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)                                 The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 3.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2.                            Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (x) with respect to Eurodollar Loans, 10:00 A.M., New York City time, or (y) with respect to ABR Loans, 1:00 P.M., New York City time: (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, otherwise), in each case specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor.  Each borrowing under the Revolving Credit Commitments (other than a borrowing under subsections 2.16 and 5.5) shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the Aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Prior to (x) with respect to Eurodollar Loans, 11:00 A.M., New York City time, or (y) with respect to ABR Loans, 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower, each Revolving Lender will make an amount equal to its Funding Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in writing by the Administrative Agent to the Lenders in funds immediately available to the Administrative Agent.  Except as otherwise provided in subsection 2.16, such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3.                            Reserved.

2.4.                            Reserved.

2.5.                            Fees.

(a)                                 Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the Fee Commencement Date to the Termination Date computed at the Facility Fee Rate on the actual daily amount of the Revolving Credit Commitment of such Revolving Lender (regardless of usage and, following terminating the Revolving Credit Commitments, on the actual daily amount of the Aggregate Total Outstandings of such Revolving Lender) during the period for which payment is made, subject to adjustment as provided in subsection 2.19 and payable quarterly in arrears on the last day of each March, June, September and December, subject to the provisions of subsection 3.7, and on the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

(b)                                 Agency Fee Letter.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Agency Fee Letter.

2.6.                            Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, either (a) the Aggregate Available Revolving Credit Commitments would not be greater than or equal to zero or (b) the Available Revolving Credit Commitments of any Revolving Lender would not be greater than or equal to zero; provided further that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.  The Administrative Agent shall give each Revolving Lender prompt notice of any notice received from the Borrower pursuant to this subsection 2.6.

2.7.                            Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 10).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.4.

2.8.                            CAF Advances.  Subject to the terms and conditions of this Agreement, the Borrower may borrow CAF Advances from time to time on any Business Day during the CAF Advance Availability Period.  LIBO Rate CAF Advances may be denominated in Dollars or a lawful eurocurrency that is (x) readily available and freely transferable and convertible into dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and the bidding Lender.  CAF Advances may be borrowed in amounts such that the amount of Aggregate Total Outstandings of all Lenders at any time shall not exceed the Aggregate Revolving Credit Commitments at such time.  Within the limits and on the conditions hereinafter set forth with respect to CAF Advances, the Borrower from time to time may borrow, repay and request new CAF Advances.

2.9.                            Procedure for CAF Advance Borrowing.

(a)                                 The Borrower shall request CAF Advances by delivering a CAF Advance Request to the Administrative Agent, not later than 11:00 AM (New York City time, or in the case of a LIBO CAF Advance Request for any non-Dollar currency, London time) five Business Days prior to the proposed Borrowing Date (in the case of a LIBO Rate CAF Advance Request), and not later than 10:00 AM. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate CAF Advance Request).  Each CAF Advance Request in respect of any Borrowing Date may solicit bids for CAF Advances on such Borrowing Date in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of CAF Advances to be denominated in a currency other than Dollars, an amount in such currency the Dollar Equivalent of which is equal to $5,000,000 or $1,000,000, as the case may be) and having not more than three alternative CAF Advance Maturity Dates.  The CAF Advance Maturity Date for each CAF Advance shall be the date set forth therefor in the relevant CAF Advance Request, which date shall be (i) not less than 7 days nor more than 360 days after the Borrowing Date therefor, in the case of a Fixed Rate CAF Advance, (ii) not less than 30 days nor more than 360 days after the Borrowing Date therefor, in the case of a LIBO Rate CAF Advance and (iii) not later than the Termination Date, in the case of any CAF Advance.  The Administrative Agent shall notify each Revolving Lender promptly by facsimile transmission of the contents of each CAF Advance Request received by the Administrative Agent.

(b)                                 In the case of a LIBO Rate CAF Advance Request, upon receipt of notice from the Administrative Agent of the contents of such CAF Advance Request, each Revolving Lender may elect, in its sole discretion, to offer irrevocably to make one or more CAF Advances at the applicable Eurocurrency Rate plus (or minus) a margin determined by such Revolving Lender in its sole discretion for each such CAF Advance.  Any such irrevocable offer shall be made by delivering a CAF Advance Offer to the Administrative Agent, before 10:30 A.M. (New York

City time) on the day that is three Business Days before the proposed Borrowing Date, setting forth:

(i)                                     the maximum amount of CAF Advances for each CAF Advance Maturity Date and the aggregate maximum amount of CAF Advances for all CAF Advance Maturity Dates which such Revolving Lender would be willing to make (which amounts may, subject to subsection 2.8, exceed such Lender’s Revolving Credit Commitment); and

(ii)                                  the margin above or below the applicable Eurocurrency Rate at which such Revolving Lender is willing to make each such CAF Advance.

The Administrative Agent shall advise the Borrower before 11:00 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date of the contents of each such CAF Advance Offer received by it.  If the Administrative Agent, in its capacity as a Revolving Lender, shall elect, in its sole discretion, to make any such CAF Advance Offer, it shall advise the Borrower of the contents of its CAF Advance Offer before 10:15 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date.

(c)                                  In the case of a Fixed Rate CAF Advance Request, upon receipt of notice from the Administrative Agent of the contents of such CAF Advance Request, each Revolving Lender may elect, in its sole discretion, to offer irrevocably to make one or more CAF Advances at a rate of interest determined by such Revolving Lender in its sole discretion for each such CAF Advance.  Any such irrevocable offer shall be made by delivering a CAF Advance Offer to the Administrative Agent before 9:30 A.M. (New York City time) on the Borrowing Date, setting forth:

(i)                                     the maximum amount of CAF Advances for each CAF Advance Maturity Date, and the aggregate maximum amount for all CAF Advance Maturity Dates, which such Lender would be willing to make (which amounts may, subject to subsection 2.8, exceed such Revolving Lender’s Revolving Credit Commitment); and

(ii)                                  the rate of interest at which such Revolving Lender is willing to make each such CAF Advance.

The Administrative Agent shall advise the Borrower before 10:00 A.M. (New York City time) on the proposed Borrowing Date of the contents of each such CAF Advance Offer received by it.  If the Administrative Agent, in its capacity as a Revolving Lender, shall elect, in its sole discretion, to make any such CAF Advance Offer, it shall advise the Borrower of the contents of its CAF Advance Offer before 9:15 A.M. (New York City time) on the proposed Borrowing Date.

(d)                                 Before 11:30 A.M. (New York City time, or in the case of a CAF Advance requested by a LIBO Rate CAF Advance Request for any non-Dollar currency, London time) three Business Days before the proposed Borrowing Date (in the case of CAF Advances requested by a LIBO Rate CAF Advance Request) and before 10:30 A.M. (New York City time) on the proposed Borrowing Date (in the case of CAF Advances requested by a Fixed Rate CAF Advance Request), the Borrower, in its absolute discretion, shall:

(i)                                     cancel such CAF Advance Request by giving the Administrative Agent telephone notice to that effect, or

(ii)                                  by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a CAF Advance Confirmation by facsimile transmission) (A) subject to the provisions of subsection 2.9(e), accept one or more of the offers made by any Revolving Lender or Revolving Lenders pursuant to subsection 2.9(b) or subsection 2.9(c), as the case may be, and (B) reject any remaining offers made by Revolving Lenders pursuant to subsection 2.9(b) or subsection 2.9(c), as the case may be.

(e)                                  The Borrower’s acceptance of CAF Advances in response to any CAF Advance Offer shall be subject to the following limitations:

(i)                                     the amount of CAF Advances accepted for each CAF Advance Maturity Date specified by any Revolving Lender in its CAF Advance Offer shall not exceed the maximum amount for such CAF Advance Maturity Date specified in such CAF Advance Offer;

(ii)                                  the aggregate amount of CAF Advances accepted for all CAF Advance Maturity Dates specified by any Revolving Lender in its CAF Advance Offer shall not exceed the aggregate maximum amount specified in such CAF Advance Offer for all such CAF Advance Maturity Dates;

(iii)                               the Borrower may not accept offers for CAF Advances for any CAF Advance Maturity Date in an aggregate principal amount in excess of the maximum principal amount requested in the related CAF Advance Request; and

(iv)                              if the Borrower accepts any of such offers, it must accept offers based solely upon pricing for each relevant CAF Advance Maturity Date and upon no other criteria whatsoever, and if two or more Revolving Lenders submit offers for any CAF Advance Maturity Date at identical pricing and the Borrower accepts any of such offers but does not wish to (or, by reason of the limitations set forth in subsection 2.8, cannot) borrow the total amount offered by such Revolving Lenders with such identical pricing, the Borrower shall accept offers from all of such Revolving Lenders in amounts allocated among them pro rata according to the amounts offered by such Lenders (with appropriate rounding, in the sole discretion of the Borrower, to assure that each accepted CAF Advance is an integral multiple of $1,000,000 or, in the case of CAF Advances to be denominated in a currency other than Dollars, an amount in such currency the Dollar Equivalent of which is approximately equal to $1,000,000); provided that if the number of Revolving Lenders that submit offers for any CAF Advance Maturity Date at identical pricing is such that, after the Borrower accepts such offers pro rata in accordance with the foregoing provisions of this paragraph, the CAF Advance to be made by any such Revolving Lender would be less than $5,000,000 (or, in the case of CAF Advances to be denominated in a currency other than Dollars, an amount in such currency the Dollar Equivalent of which is approximately equal to $5,000,000) principal amount, the number of such Revolving Lenders shall be reduced by the Administrative Agent by lot until the

CAF Advances to be made by each such remaining Revolving Lender would be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of CAF Advances to be denominated in a currency other than Dollars, an amount in such currency the Dollar Equivalent of which is approximately equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof).

(f)                                   If the Borrower notifies the Administrative Agent that a CAF Advance Request is cancelled pursuant to subsection 2.9(d)(i), the Administrative Agent shall give prompt telephonic or written notice thereof to the Revolving Lenders.

(g)                                  If the Borrower accepts pursuant to subsection 2.9(d)(ii) one or more of the offers made by any Revolving Lender or Revolving Lenders, the Administrative Agent promptly shall notify each Revolving Lender which has made such an offer of (i) the aggregate amount of such CAF Advances to be made on such Borrowing Date for each CAF Advance Maturity Date and (ii) the acceptance or rejection of any offers to make such CAF Advances made by such Revolving Lender.  Before 12:00 Noon (New York City time) on the Borrowing Date specified in the applicable CAF Advance Request (in the case of CAF Advances denominated in Dollars) and before the funding time for the relevant currency from time to time specified by the Administrative Agent by notice to the Revolving Lenders (in the case of CAF Advances denominated in any currency other than Dollars), each Revolving Lender whose CAF Advance Offer has been accepted shall make available to the Administrative Agent the amount of CAF Advances to be made by such Revolving Lender, in immediately available funds, at the funding office for the relevant currency specified from time to time by the Administrative Agent by notice to the Revolving Lenders.  The Administrative Agent will make such funds available to the Borrower as soon as practicable on such date at such office of the Administrative Agent.  As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Revolving Lender of the aggregate amount of CAF Advances advanced on such Borrowing Date and the respective CAF Advance Maturity Dates thereof.

2.10.                     Repayment of CAF Advances.  The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Revolving Lender which has made a CAF Advance, on the applicable CAF Advance Maturity Date the then unpaid principal amount of such CAF Advance.  The Borrower shall have the right to prepay any principal amount of any CAF Advance only with the consent of the Revolving Lender to which such CAF Advance is owed.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of each CAF Advance from the Borrowing Date to the applicable CAF Advance Maturity Date at the rate of interest specified in the CAF Advance Offer accepted by the Borrower in connection with such CAF Advance (calculated on the basis of a 360-day year for actual days elapsed), payable on each applicable CAF Advance Interest Payment Date.

2.11.                     Certain Restrictions with Respect to CAF Advances.  A CAF Advance Request may request offers for CAF Advances to be made on not more than one Borrowing Date and to mature on not more than three CAF Advance Maturity Dates.  No CAF Advance Request may be submitted earlier than five Business Days after submission of any other CAF Advance Request.

2.12.                     Multicurrency Commitments.  Subject to the terms and conditions hereof, each Multicurrency Lender severally agrees to make revolving credit loans (each, a “Multicurrency Loan”) in any Available Foreign Currency to the Borrower from time to time during the Commitment Period so long as after giving effect thereto (a) the Available Multicurrency Commitment of each Multicurrency Lender is greater than or equal to zero, (b) the aggregate outstanding principal amount of Multicurrency Loans, plus (i) the aggregate outstanding principal amount of Local Currency Loans and (ii) the aggregate outstanding amount of L/C Obligations attributable to Letters of Credit denominated in any currency other than Dollars, does not exceed an amount the Dollar Equivalent of which is the Multicurrency Sublimit and (c) the Aggregate Total Outstandings of all Lenders do not exceed the Aggregate Revolving Credit Commitments.  During the Commitment Period, the Borrower may use the Multicurrency Commitments by borrowing, repaying the Multicurrency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Any Multicurrency Lender may cause its Multicurrency Loans to be made by any branch, affiliate or international banking facility of such Multicurrency Lender, provided, that such Multicurrency Lender shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrower or the Administrative Agent as a result thereof.

2.13.                     Repayment of Multicurrency Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Multicurrency Lender the then unpaid principal amount of each Multicurrency Loan of such Multicurrency Lender on the Termination Date and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Multicurrency Loans advanced to it and from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in subsection 3.4.

2.14.                     Procedure for Multicurrency Borrowing.  The Borrower may request the Multicurrency Lenders to make Multicurrency Loans during the Commitment Period on any Business Day by delivering a Notice of Multicurrency Loan Borrowing.  Each borrowing under the Multicurrency Commitments shall be in an amount in an Available Foreign Currency the Dollar Equivalent of which is equal to at least $1,000,000 (or, if the then Aggregate Available Multicurrency Commitments are less than $1,000,000, such lesser amount).  Upon receipt of any such Notice of Multicurrency Borrowing from the Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender thereof.  Not later than the funding time, on the applicable Borrowing Date, for the relevant Available Foreign Currency specified from time to time by the Administrative Agent by notice to the Borrower and the Multicurrency Lenders each Multicurrency Lender shall make an amount equal to its Multicurrency Commitment Percentage of the principal amount of Multicurrency Loans requested to be made on such Borrowing Date available to the Administrative Agent at the appropriate funding office for the relevant Available Foreign Currency specified from time to time by the Administrative Agent by notice to the Borrower and the Multicurrency Lenders in the relevant Available Foreign Currency and in immediately available funds; provided that, unless and until the Administrative Agent shall otherwise direct, any Multicurrency Lender may provide funds in the then applicable Dollar Equivalent (including an exchange fee and other normal and customary fees for providing this service as determined by the Administrative Agent in its sole discretion) thereof in lieu of the requested currency, so long as the Multicurrency Lender has given reasonable notice to the

Administrative Agent of its desire and intent to so provide funds therefor promptly after (but in any event within one hour of) its receipt of any such notice for a Multicurrency Loan.  The amounts made available by each Multicurrency Lender will then be made available to the Borrower at such funding office and in like funds as received by the Administrative Agent; provided, in the case of Multicurrency Loans for which any Lender has provided funds in Dollars, the Administrative Agent shall provide such funds to the applicable Borrower in the requested currency.

2.15.                     Termination or Reduction of Multicurrency Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which shall give prompt notice thereof to each Multicurrency Lender), to terminate the Multicurrency Commitments or, from time to time, to reduce the amount of the Multicurrency Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Available Multicurrency Commitment of any Multicurrency Lender would be less than zero.  Any such reduction shall be in an amount equal to U.S. $1,000,000 or a whole multiple of U.S. $100,000 in excess thereof and shall reduce permanently the Multicurrency Commitments then in effect; provided further that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.16.                     Borrowings of Revolving Credit Loans and Refunding of Loans.

(a)                                 If on any Borrowing Date on which the Borrower has requested the Multicurrency Lenders to make Multicurrency Loans (the “Requested Multicurrency Loans”),

(i)                                     the aggregate principal amount of the Requested Multicurrency Loans exceeds the Aggregate Available Multicurrency Commitments on such Borrowing Date (before giving effect to the making and payment of any Loans required to be made pursuant to this subsection 2.16 on such Borrowing Date) and,

(ii)                                  the Dollar Equivalent of the amount of such excess is less than or equal to the aggregate Available Revolving Credit Commitments of all Non-Multicurrency Lenders (before giving effect to the making and payment of any Loans pursuant to this subsection 2.16 on such Borrowing Date), each Non-Multicurrency Lender shall make a Revolving Credit Loan to the Borrower on such Borrowing Date, and the proceeds of such Revolving Credit Loans shall be simultaneously applied to repay outstanding Revolving Credit Loans, Local Currency Loans and/or Multicurrency Loans of the Multicurrency Lenders (as directed by the Borrower) in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from the Multicurrency Lenders of the Requested Multicurrency Loans, the Committed Outstanding Percentage of each Lender will equal (as nearly as possible) its Revolving Credit Commitment Percentage.  To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Revolving Credit Loans shall be made available by each Non-Multicurrency Lender to the

Administrative Agent at its office specified in subsection 13.2 in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Revolving Credit Loans toward repayment of outstanding Revolving Credit Loans, Multicurrency Loans and/or Local Currency Loans of the Multicurrency Lenders (as directed by the Borrower) and (y) concurrently with the repayment of such Loans on such Borrowing Date, (I) the Multicurrency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Multicurrency Loans in an aggregate amount equal to the amount so requested by the Borrower (but not in any event greater than the Aggregate Available Multicurrency Commitments after giving effect to the making of such repayment of any Loans on such Borrowing Date) and (II) the Borrower shall pay to the Administrative Agent for the account of the Lenders whose Loans to the Borrower are repaid on such Borrowing Date pursuant to this subsection 2.16 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to subsection 3.11 in connection with such repayment.

(b)                                 Subject to the limitations on borrowings contained in a given Local Currency Facility, if on any Borrowing Date on which a Foreign Subsidiary Borrower has requested Local Currency Lenders to make Local Currency Loans (the “Requested Local Currency Loans”) under a Local Currency Facility to which such Foreign Subsidiary Borrower and Local Currency Lenders are parties, (i) the aggregate principal amount of the Requested Local Currency Loans (A) exceeds the aggregate available amount of the commitments of such Local Currency Lenders under such Local Currency Facility on such Borrowing Date (before giving effect to the making and payment of any Revolving Credit Loans required to be made pursuant to this subsection 2.16 on such Borrowing Date) or (B) together with the aggregate then outstanding principal amount of Multicurrency Loans and the aggregate outstanding amount of L/C Obligations attributable to Letters of Credit denominated in any currency other than Dollars, would exceed an amount of which the Dollar Equivalent is the Multicurrency Sublimit, (ii) after giving effect to the Requested Local Currency Loans, the Dollar Equivalent of the aggregate outstanding principal amount of Local Currency Loans of such Foreign Subsidiary Borrower will be less than or equal to the aggregate commitments of such Local Currency Lenders under such Local Currency Facility and (iii) the Dollar Equivalent of the amount of the excess described in clause (i) above is less than or equal to the Aggregate Available Revolving Credit Commitments of all Revolving Lenders other than such Local Currency Lenders (before giving effect to the making and payment of any Revolving Credit Loans pursuant to this subsection 2.16 on such Borrowing Date), each such other Revolving Lender shall make a Revolving Credit Loan to the Borrower, on such Borrowing Date, and the proceeds of such Revolving Credit Loans shall be simultaneously applied to repay outstanding Revolving Credit Loans, Multicurrency Loans and/or Local Currency Loans of such Local Currency Lenders (as directed by the Borrower) in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from such Local Currency Lenders of the Requested Local Currency Loans, the Committed Outstandings Percentage of each Lender will equal (as nearly as possible) its Revolving Credit Commitment Percentage and the Dollar Equivalent of the aggregate outstanding principal amount of Multicurrency Loans and Local Currency Loans will not exceed the Multicurrency Sublimit.  To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Revolving Credit Loans shall be made available by each such other Revolving Lender to the Administrative Agent at its office specified in subsection 13.2 in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Revolving Credit Loans toward the repayment of outstanding Revolving Credit Loans, Multicurrency Loans and/or Local Currency Loans of such Local Currency Lenders (as directed by the Borrower) and (y) concurrently with the repayment of such Revolving Credit Loans on such Borrowing Date, (I) such Local Currency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Local Currency Loans in an aggregate amount equal to the amount so requested by such Foreign Subsidiary Borrower and (II) the relevant Foreign Subsidiary Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders whose Loans to such Foreign Subsidiary Borrower are repaid on such Borrowing Date pursuant to this subsection 2.16 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to subsection 3.11 in connection with such repayment.

(c)                                  If any borrowing of Revolving Credit Loans is required pursuant to this subsection 2.16, the Borrower shall notify the Administrative Agent in the manner provided for Revolving Credit Loans in subsection 2.2, except that the minimum borrowing amounts set forth in subsection 2.2 shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Revolving Credit Loans required to be made pursuant to this subsection 2.16.

2.17.                     Increase of Revolving Credit Commitments.  The Borrower shall have the right to increase the Revolving Credit Commitments from time to time in an aggregate principal amount not to exceed $500,000,000 upon prior notice to the Administrative Agent and pursuant to procedures established by the Administrative Agent and acceptable to the Borrower.  Each such increase (each, an “Additional Revolving Credit Commitment”) shall be in a principal amount of at least $25,000,000, and no such increase shall become effective (i) if a Default or Event of Default then exists or would exist immediately after giving effect thereto and (ii) unless all representations and warranties made by the Borrower required to be made pursuant to subsection 7.2 in this Agreement and the other Loan Documents are true in all material respects (to the extent not qualified by materiality standards and, if qualified by materiality standards, are true in all respects) as of the date of such increase.  Each bank or other financial institution (other than an existing Lender or Lender Affiliate providing any Additional Revolving Credit Commitments) shall be reasonably acceptable to the Administrative Agent and the Borrower and shall be a “Lender” for all purposes under this Agreement.  No Lender shall have any obligation to provide any such Additional Revolving Credit Commitments unless and until it shall expressly agree under the applicable procedures to do so, at which time such Lender shall be deemed to have made an Additional Revolving Credit Commitment.  The Lenders agree that this Agreement and the other Loan Documents may be amended from time to time with the consent of the Administrative Agent and the Borrower to reflect such Additional Revolving Credit Commitments in connection with this subsection 2.17.

2.18.                     Cash Collateral

(a)                                 At any time that (i) there shall exist a Defaulting Lender and (ii) the Rating provided by (x) S&P is less than BBB, (y) Moody’s is less than Baa2 or (z) Fitch is less than BBB, within twenty Business Days after receipt of the written request of the Administrative Agent or the Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to subsection 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender); provided however, notwithstanding the foregoing, in lieu of providing Cash Collateral to cover all or a portion of the Fronting Exposure, at any time within twenty Business Days after the receipt of written request of the Administrative Agent or the Issuing Lender, the Borrower (but only to the extent necessary to cover Fronting Exposure which is not covered by Cash Collateral) (i) may request that all or a portion of the Revolving Credit Commitments of such Defaulting Lender be re-allocated to another Lender or Lenders (as acceptable to each Lender in its sole discretion) or (ii) shall have the option to exercise its right to increase the Revolving Credit Commitments under subsection 2.17 by obtaining Additional Revolving Credit Commitments from one or more financial institutions (which may be a Lender) in an amount to cover all or a portion of the Fronting Exposure; provided further that the only limitation applicable to such exercise shall be that the aggregate amount of such increases pursuant to Section 2.17 shall not exceed $500,000,000.

(b)                                 All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection 2.18(c).  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person that is prior to the claim of the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this subsection 2.18, subsection 5.1 or 2.19 or Section 10 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with subsection 13.6)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf the Borrower shall not be released during the continuance of an Event of Default (and following application as provided in this subsection 2.18 may be otherwise applied in accordance with Section 10), and (y) the Person providing Cash Collateral and the Issuing Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support Fronting Exposure or other obligations with respect to requested but unfunded extensions of credit.

2.19.                     Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 13.1.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to subsection 13.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Obligations were made at a time when the conditions set forth in subsection 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)                               That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to subsection 2.5(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Dollar Equivalent of the principal amount of the Loans funded by it and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection 2.14, 2.19(a)(ii) or 5.1, as applicable (and the Borrower shall (A) be required to pay to the Issuing Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in subsection 5.3(a).

(iv)                              During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to subsections 5.1 and 5.4(a), the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the Dollar Equivalent of the principal amount of the Loans of that Lender.

(b)                                 If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to subsection 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 13.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in subsection 13.6;

(ii)                                  such Defaulting Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 3.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               such assignment does not conflict with applicable laws; and

(iv)                              such Defaulting Lender shall not be required to sign and deliver any assignment form in order for such assignment to become effective.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.20.                     Extension of Termination Date.

(a)                                 The Borrower may, by sending an Extension Request to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), at least one year in advance of the Termination Date in effect at such time (including at any time prior thereto on or after any anniversary of the Closing Date), request that the Lenders extend such Termination Date then in effect to the first anniversary of the Termination Date then in effect.  Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such day is not a Business Day, the immediately following Business Day (the “Response Date”) advise the Administrative Agent in writing whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Termination Date, being referred to herein as a “Non-extending Lender”); provided that any Lender that does not advise the Administrative Agent by the Response Date and any Defaulting Lender shall be deemed to be a Non-extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(b)                                 (i)  If, on the Response Date, Lenders holding Revolving Credit Commitments that aggregate 50% or more of the total Revolving Credit Commitments shall not have agreed to extend the Termination Date, then such Termination Date shall not be so extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Termination Date.

(ii)                                  If (and only if), on the Response Date, Lenders holding Revolving Credit Commitments that aggregate more than 50% of the total Revolving Credit Commitments shall have agreed to extend the Termination Date, then the Termination Date that shall so have agreed shall be the first anniversary of the current Termination Date (subject to satisfaction of the conditions set forth in subsection 2.20(d)).  In the event of such extension, the Revolving Credit Commitment of each Non-extending Lender shall terminate on the Termination Date in effect prior to such extension, all Loans and other amounts payable hereunder to such Non-extending Lenders shall become due and payable on such Termination Date and the total Revolving Credit Commitments of the Lenders hereunder shall be reduced by the Revolving Credit Commitments of the Non-extending Lenders so terminated on such Termination Date.

(c)                                  In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Borrower shall have the right on or before the Termination Date in effect prior to the requested extension, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in subsection 13.6) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender, which may include any Lender (each an “Additional Lender”), provided that (w) such Additional Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the Issuing Lender and the Borrower (such approvals not to be unreasonably withheld), (x) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Termination Date in effect prior to the requested extension); (y) the Additional Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) such Non-extending Lender shall not be required to sign and deliver any assignment form in order for such assignment to become effective.

(d)                                 As a condition precedent to each such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Termination Date then in effect signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 6 (including subsections 6.13 and 6.14) and the other Loan Documents are true and correct on and as of the Termination Date, and except that for purposes of this subsection 2.20, the representations and warranties contained in subsection 6.1 shall be deemed to refer to the most recent statements furnished pursuant to paragraphs (a) and (b), respectively, of subsection 8.1, and (B) no Default or Event of Default exists. In addition, no such extension of the Revolving Credit Facility shall be effective if on the Termination Date then in effect, the Aggregate Total Outstandings would exceed the Revolving Credit Commitments then being extended.

SECTION 3

CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1.                            Optional and Mandatory Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of Eurodollar Loans and is made on a day other than the last day of the Interest Period with respect thereto), upon at least three Business Days’ irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided further that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments of Loans shall be in an aggregate principal amount of at least $1,000,000 or an integral multiple of $100,000 in excess thereof.

(b)                                 The Borrower may at any time and from time to time prepay, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of Multicurrency Loans and is made on a day other than the last day of the Interest Period with respect thereto), the Multicurrency Loans, in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent specifying the date and amount of prepayment; provided further that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Upon the receipt of any such notice, the Administrative Agent shall promptly notify each Multicurrency Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments of Multicurrency Loans shall be in an aggregate principal amount the Dollar Equivalent of which is at least $1,000,000 or an integral multiple of $100,000 in excess thereof.

(c)                                  If at any time during the Commitment Period, for any reason the Aggregate Total Outstandings of all Lenders exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans and/or the Multicurrency Loans in amounts such that the sum of (A) the aggregate principal amount of the Revolving Credit Loans so prepaid and (B) the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans so prepaid, equals or exceeds the amount of such excess.

(i)                                     If, at any time during the Commitment Period, for any reason either (1) the Aggregate Total Outstandings of all Multicurrency Lenders exceed the Aggregate Revolving Credit Commitments of the Multicurrency Lenders by 5% or more, (2) the Aggregate Multicurrency Outstandings exceed the aggregate Multicurrency Commitments by 5% or more, (3) the sum of the Aggregate Multicurrency Outstandings plus the Dollar Equivalent of (x) the aggregate outstanding principal amount of Local Currency Loans and (y) the aggregate outstanding amount of L/C Obligations attributable to Letters of Credit denominated in currencies other than Dollars, exceeds the aggregate Multicurrency Commitments by 5% or more or (4) the Dollar Equivalent of all L/C Obligations attributable to Letters of Credit denominated in currencies other than Dollars exceeds, in the aggregate, the Multicurrency Sublimit by 5% or more, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans and/or the

Multicurrency Loans and/or Local Currency Loans and/or cash collateralize the L/C Obligations in amounts such that any such excess is eliminated.

(ii)                                  Each prepayment of Loans pursuant to this subsection 3.1(c) shall be accompanied by any amounts payable under subsection 3.11 in connection with such prepayment.

(iii)                               Notwithstanding the foregoing, mandatory prepayments of Revolving Credit Loans or Multicurrency Loans that would otherwise be required pursuant to this subsection 3.1(c) solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made pursuant to this subsection 3.1(c) on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

3.2.                            Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.  No Multicurrency Loan or CAF Advance may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

(c)                                  Any Multicurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving a Notice of Multicurrency Loan Continuation, provided, that if the Borrower shall fail to give such Notice of Multicurrency Loan Continuation by the deadline specified therefor in Schedule II, such Multicurrency Loans shall automatically be continued for an Interest Period of one month.

3.3.                            Minimum Amounts and Maximum Number of Tranches.  All borrowings, conversions and continuations of Revolving Credit Loans and Multicurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the aggregate principal amount of the Multicurrency Loans comprising each Multicurrency Tranche shall be in an amount the Dollar Equivalent of which is at least $5,000,000.  In no event shall there be more than seven Tranches outstanding at any time.

3.4.                            Interest Rates and Payment Dates.

(a)                                 Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  Each Multicurrency Loan shall bear interest at a rate per annum equal to the Eurocurrency Rate plus the Applicable Margin in effect on the day such Multicurrency Loan is made.

(d)                                 Each CAF Advance shall bear interest at the rate determined in accordance with subsection 2.9.

(e)                                  If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any facility fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and/or any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, facility fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, facility fee or other amount is paid in full (as well after as before judgment).

(f)                                   Interest pursuant to this subsection shall be payable in arrears on each Interest Payment Date or CAF Advance Interest Payment Date, as the case may be, provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

3.5.                            Computation of Interest and Fees.

(a)                                 All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR when it is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed with respect to Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of either of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 3.4(a), (b) or (d).

3.6.                            Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Lenders or the Majority Multicurrency Lenders, as the case may be, that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (w) any Eurodollar Loans or Multicurrency Loans, as the case may be, requested to be made on the first day of such Interest Period shall be made as ABR Loans, provided, that, notwithstanding the provisions of subsection 2.2 or 2.14, the Borrower may cancel the request for such Eurodollar Loan or Multicurrency Loan, as the case may be, by written notice to the Administrative Agent one Business Day prior to the first day of such Interest Period and the Borrower shall not be subject to any liability pursuant to subsection 3.11 with respect to such cancelled request, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (y) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans and (z) any Multicurrency Loans to which such Interest Period relates shall be repaid on the first day of such Interest Period.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or Multicurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

3.7.                            Pro Rata Treatment and Payments.

(a)                                 Each payment of principal and interest in respect of any optional prepayment of Revolving Credit Loans or Multicurrency Loans shall be made pro rata according to the amounts then due and owing to the respective Revolving Lender or Multicurrency Lender, as the case may be.

(b)                                 Except as provided in subsection 2.16, each borrowing by the Borrower of Revolving Credit Loans from the Revolving Lenders hereunder shall be made pro rata according to the Funding Commitment Percentages of the Revolving Lenders in effect on the date of such borrowing.  Each payment by the Borrower on account of any facility fee hereunder and any reduction of the Revolving Credit Commitments of the Revolving Lenders shall be allocated by the Administrative Agent among the Revolving Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders.  Except as provided in subsection 2.16, each payment (including each prepayment) by the Borrower on account of principal on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then due and owing to the Revolving Lenders.  Each payment by the Borrower of interest in respect of the Revolving Credit Loans shall be applied to the amounts of such obligations owing to the Revolving Lenders pro rata according to the respective amounts then due and owing to the Revolving Lenders.  All payments (including prepayments) to be made by the Borrower hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s office specified in subsection 13.2, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans or Multicurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan or a Multicurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c)                                  Each borrowing of Multicurrency Loans by the Borrower shall be made, and any reduction of the Multicurrency Commitments shall be allocated by the Administrative Agent, pro rata according to the Multicurrency Commitment Percentages of the Multicurrency Lenders.  Each payment (including each prepayment) by the Borrower on account of principal on Multicurrency Loans shall be allocated by the Administrative Agent pro rata according to the respective principal amounts of the Multicurrency Loans then due and owing by the Borrower to each Multicurrency Lender.  Each payment by the Borrower of interest in respect of the Multicurrency Loans shall be allocated by the Administrative Agent to the amounts of such obligations owing to the Multicurrency Lenders pro rata according to the respective amounts then due and owing to the Multicurrency Lenders.  All payments (including prepayments) to be made by the Borrower on account of Multicurrency Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made at or before the payment time for the currency of such Multicurrency Loan prior to 3:00 PM (in the local time of the Borrower), on the due date thereof to the Administrative Agent, for the account of the Multicurrency Lenders, at the payment office for the currency of such Multicurrency Loan from time to time specified by the Administrative Agent by notice to the Multicurrency Lenders and the Borrower, in the currency of such Multicurrency Loan and in immediately available funds.  The Administrative Agent shall distribute such payments to the Multicurrency Lenders entitled to receive the same promptly upon receipt in like funds as received; provided that the Administrative Agent will provide funds in the then applicable Dollar Equivalent thereof (including an exchange fee and other normal and customary fees for providing this service as determined by the Administrative Agent in its sole discretion) to those Multicurrency Lenders that had funded the Revolving Credit Loans with the Dollar Equivalent as provided in subsection 2.14.

(d)                                 Notwithstanding the foregoing, payments and Commitment reductions may be made on a non pro rata basis under this Agreement in order to give effect to subsection 2.19 and 2.20.

(e)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) the daily average Federal Funds Effective Rate (in the case of a borrowing of Revolving Credit Loans or CAF Advances denominated in Dollars) and (ii) the Administrative Agent’s reasonable estimate of its average daily cost of funds (in the case of a borrowing of Multicurrency Loans or CAF Advances denominated in a currency other than Dollars), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to (i) the rate per annum applicable to ABR Loans hereunder (in the case of a borrowing of Revolving Credit Loans or CAF Advances or CAF Advances denominated in Dollars) and (ii) the Administrative Agent’s reasonable estimate of its average daily cost of funds plus the Applicable Margin applicable to Multicurrency Loans (in the case of a borrowing of Multicurrency Loans or CAF Advances denominated in a currency other than Dollars), on demand, from the Borrower.

3.8.                            Illegality.  Notwithstanding any other provision herein, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Multicurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans or Multicurrency Loans, continue Eurodollar Loans or Multicurrency Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled, (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender’s Multicurrency Loans shall be prepaid on the last day of the then current Interest Period with respect thereto.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9.                            Requirements of Law.

(a)                                 If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any Governmental Authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority that would be complied with generally by similarly situated banks or lenders acting reasonably (whether or not having the force of law and for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, Multicurrency Loans or LIBO Rate CAF Advances or issuing or participating in Letters of Credit (except any reserve or other requirement contemplated by Section 3.9(b) or (c) other than as set forth below) by an amount deemed by such Lender to be material (except, for the avoidance of doubt, for Non-Excluded Taxes indemnified under Section 3.10 and Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change in or interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof (for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and the amount of such capital is increased by or based upon the existence of such Lender’s Loans or commitment to extend credit and other commitments of this type by an amount deemed by such Lender to be material, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such

Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Loans or commitment to extend credit hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error.  Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(c)                                  For purposes of the foregoing paragraphs (a) and (b), the amendments to 12 C.F.R. Part 327 set forth in the final rule attached to the Federal Deposit Insurance Corporation Financial Institution Letter FIL-8-2011, dated February 9, 2011, shall be deemed to have been introduced and adopted after the date of this Agreement.

3.10.                     Taxes.

(a)                                 All payments made by the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes excluding (i) all net income Taxes, franchise Taxes or other Taxes, including branch profits Taxes, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) in the case of a Lender other than an assignee pursuant to a request by a Borrower under subsection 3.12, any U.S. federal withholding Tax that is imposed under a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to this Section, (iii) any withholding Tax imposed as a result of a Lender failing to comply with subsection 3.10(c) and (iv) any U.S. federal Taxes that are imposed by reason of FATCA (Taxes in clauses (i) to (iv) being “Excluded Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Loan Document as determined in good faith by the applicable withholding agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) if such Taxes are non-excluded Taxes (“Non-Excluded Taxes”) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Loan Document as if such withholding or deduction had not been made.  Whenever any Taxes are payable by the Borrower pursuant to this Section, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of such payment satisfactory to the

Administrative Agent (in its reasonable discretion).  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(b)                                 The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 20 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any such Lender pursuant to this subsection 3.10(b) in respect of penalties, interest or reasonable expenses if such penalties, interest or reasonable expenses are attributable to the gross negligence or willful misconduct of the person seeking indemnification.

(c)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(c)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)          to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(d)                                 If the Borrower pays any additional amounts or makes an indemnity payment under this subsection 3.10 to any Lender or the Administrative Agent, and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has actually received in connection therewith any refund of the underlying Non-Excluded Taxes, such Lender or the Administrative Agent shall pay to the Borrower an amount equal to such refund which was obtained by such Lender or Administrative Agent (but only to the extent of indemnity payments made, or Additional Amounts paid by the Borrower under this subsection 3.10 with respect to the Non-Excluded Taxes giving rise to such refund) net of all reasonable out-of-pocket expenses of the Lender or the Administrative Agent with respect to such refund, and without interest (other than any interest paid by the relevant taxation authority); provided, however, that the Borrower, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower to any Lender or the Administrative Agent in the event any Lender or the Administrative Agent is required to repay such refund, plus interest and penalties (excluding interest and penalties attributable to the negligence or willful misconduct of such Lender or the Administrative Agent).  This paragraph shall not be construed to require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or any other Person (including its Tax returns).

(e)                                  Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto (but only to the extent not already paid by the Borrower), as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan

Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection 3.10(e).

3.11.                     Indemnity.  The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, Local Currency Loans, Multicurrency Loans or CAF Advances after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or any Foreign Subsidiary Borrower in making any prepayment after the Borrower or such Foreign Subsidiary Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document or (c) the making of a prepayment of Eurodollar Loans, Local Currency Loans, Multicurrency Loans or CAF Advances or the conversion of Eurodollar Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or, in the case of CAF Advances, the applicable CAF Advance Maturity Date (or proposed CAF Advance Maturity Date), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin or any positive margin applicable to CAF Advances included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.12.                     Change of Lending Office; Removal of Lender.  Each Lender agrees that if it makes any demand for payment under subsection 3.9 or 3.10(a), or if any adoption or change of the type described in subsection 3.8 shall occur with respect to it, (i) it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 3.9 or 3.10(a), or would eliminate or reduce the effect of any adoption or change described in subsection 3.8 or (ii) it will, upon at least five Business Days’ notice from the Borrower to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of subsection 13.6(c) and 13.19, to one or more Assignees designated by the Borrower all, but not less than all, of such Lender’s rights and obligations hereunder (other than rights in respect of such Lender’s outstanding CAF Advance), without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of each Loan (other than a CAF Advance) then owing to such Lender plus any accrued but unpaid interest thereon and any accrued but unpaid facility fees and utilization fees owing thereto and, in addition, all additional costs and reimbursements, expense reimbursements and indemnities, if any, owing in respect of such Lender’s Commitment hereunder at such time (including any amount that would be payable under subsection 3.11 if such assignment were, instead, a prepayment in full of all amounts owing to such Lender) shall be paid to such Lender.

3.13.                     Evidence of Debt.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent shall maintain the Register pursuant to subsection 13.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) in the case of Revolving Credit Loans, the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) in the case of Multicurrency Loans, the amount and currency of each Multicurrency Loans and each Interest Period applicable thereto, (iii) in the case of CAF Advances, the amount and currency of each CAF Advance made hereunder, the CAF Advance Maturity Date thereof, the interest rate applicable thereto and each CAF Advance Interest Payment Date applicable thereto, (iv) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (v) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)                                 The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Lender, the Borrower will execute and deliver to such Revolving Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Revolving Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(e)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the CAF Advances of such Lender, substantially in the form of Exhibit B with appropriate insertions (a “CAF Advance Note”).

(f)                                   The Borrower agrees that, upon the request to the Administrative Agent by any Multicurrency Lender, the Borrower will execute and deliver to such Multicurrency Lender a promissory note of the Borrower evidencing the Multicurrency Loans of such Multicurrency Lender, substantially in the form of Exhibit L with appropriate insertions as to date and principal amount (a “Multicurrency Note”).

SECTION 4

LOCAL CURRENCY FACILITIES

4.1.                            Terms of Local Currency Facilities.

(a)                                 Subject to the provisions of this Section 4, the Borrower may in its discretion from time to time designate any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States as a “Foreign Subsidiary Borrower” and any Qualified Credit Facility to which such Foreign Subsidiary Borrower and any one or more Lenders (or its Affiliates, agencies or branches) is a party as a “Local Currency Facility”, with the consent of the Administrative Agent and each such Lender in its sole discretion, by delivering a Local Currency Facility Addendum to the Administrative Agent and the Lenders (through the Administrative Agent) executed by the Borrower, each such Foreign Subsidiary Borrower and each such Lender, provided, that on the effective date of such designation no Default or Event of Default shall have occurred and be continuing.  Concurrently with the delivery of a Local Currency Facility Addendum, the Borrower or the relevant Foreign Subsidiary Borrower shall furnish to the Administrative Agent copies of all documentation executed and delivered by such Foreign Subsidiary Borrower in connection therewith, together with, if applicable, an English translation thereof.  Except as otherwise provided in this Section 4 or in the definition of “Qualified Credit Facility” in subsection 1.1, the terms and conditions of each Local Currency Facility shall be determined by mutual agreement of the relevant Foreign Subsidiary Borrower(s), Local Currency Lender(s) and the Administrative Agent.  The documentation governing each Local Currency Facility shall (i) contain an express acknowledgement that such Local Currency Facility shall be subject to the provisions of this Section 4, (ii) if more than one Lender is a party thereto, designate a Local Currency Facility Agent for such Local Currency Facility and (iii) include an opinion of counsel reasonably satisfactory to the Administrative Agent from the jurisdiction in which such Local Currency Facility is established that the documentation governing such Local Currency Facility is enforceable in accordance with its terms.  Each of the Borrower and, by agreeing to any Local Currency Facility designation as contemplated hereby, each relevant Local Currency Lender (if any) party thereto which is an Affiliate, branch or agency of a Lender, acknowledges and agrees that each reference in this Agreement to any Lender shall, to the extent applicable, be deemed to be a reference to such Local Currency Lender.  In the event of any inconsistency between the terms of this Agreement and the terms of any Local Currency Facility, the terms of this Agreement shall prevail.

(b)                                 The documentation governing each Local Currency Facility shall set forth (i) the maximum amount (expressed in Dollars) available to be borrowed from all Local Currency Lenders under such Local Currency Facility (as the same may be reduced from time to time, a “Local Currency Facility Maximum Borrowing Amount”) and (ii) with respect to each Local Currency Lender party to such Local Currency Facility, the maximum amount (expressed in Dollars) available to be borrowed from such Local Currency Lender thereunder (as the same may be reduced from time to time, a “Local Currency Lender Maximum Borrowing Amount”).

(c)                                  Except as otherwise required by applicable law, in no event shall the Local Currency Lenders party to a Local Currency Facility have the right to accelerate the Local Currency Loans outstanding thereunder, or to terminate their commitments (if any) to make such

Local Currency Loans prior to the earlier of the stated termination date in respect thereof or the Termination Date, except, in each case, in connection with an acceleration of the Loans or a termination of the Commitments pursuant to Section 10 hereof, provided, that nothing in this paragraph (c) shall be deemed to require any Local Currency Lender to make a Local Currency Loan if the applicable conditions precedent to the making of such Local Currency Loan set forth in the documentation governing the relevant Local Currency Facility have not been satisfied.  No Local Currency Loan may be made under a Local Currency Facility if (i) after giving effect thereto, the conditions precedent in subsection 7.2 hereof would not be satisfied or (ii) after giving effect to the making of such Local Currency Loan and the simultaneous application of the proceeds thereof, (A) the Aggregate Total Outstandings of all Lenders at any time exceeds the Aggregate Revolving Credit Commitments or (B) the Dollar Equivalent of the aggregate outstanding principal amount of Multicurrency Loans, Local Currency Loans and L/C Obligations attributable to Letters of Credit denominated in any currency other than Dollars would exceed the Multicurrency Sublimit.

(d)                                 The relevant Foreign Subsidiary Borrower shall furnish to the Administrative Agent copies of any amendment, supplement or other modification (including any change in commitment amounts or in the Local Currency Lenders participating in any Local Currency Facility) to the terms of any Local Currency Facility promptly after the effectiveness thereof (together with, if applicable, an English translation thereof).  If any such amendment, supplement or other modification to a Local Currency Facility shall (i) add a Local Currency Lender as a Local Currency Lender thereunder or (ii) change the Local Currency Facility Maximum Borrowing Amount or any Local Currency Lender Maximum Borrowing Amount with respect thereto, the Borrower shall promptly furnish an appropriately revised Local Currency Facility Addendum, executed by the Borrower, the relevant Foreign Subsidiary Borrower and the affected Local Currency Lenders (or any agent acting on their behalf), to the Administrative Agent and the Lenders (through the Administrative Agent).

(e)                                  The Borrower may terminate its designation of a facility as a Local Currency Facility, with the consent of each Local Currency Lender party thereto in its sole discretion, by written notice to the Administrative Agent, which notice shall be executed by the Borrower, the relevant Foreign Subsidiary Borrower and each Local Currency Lender party to such Local Currency Facility (or any agent acting on their behalf).  Once notice of such termination is received by the Administrative Agent, such Local Currency Facility and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement.

4.2.                            Reporting of Local Currency Outstandings.

(a)                                 On the date of the making of any Local Currency Loan having a maturity of 30 or more days to a Foreign Subsidiary Borrower and on the last Business Day of each month on which a Foreign Subsidiary Borrower has any outstanding Local Currency Loans, the Local Currency Facility Agent for such Foreign Subsidiary Borrower, shall deliver to the Administrative Agent a Notice of Local Currency Outstandings and the Administrative Agent shall deliver a copy of such Notice of Local Currency Outstandings to the Lenders.  The Administrative Agent will, at the request of any Local Currency Facility Agent, advise such Local Currency Facility Agent of the Exchange Rate used by the Administrative Agent in calculating the Dollar Equivalent of Local Currency Loans under the related Local Currency Facility on any date.

(b)                                 For purposes of any calculation under this Agreement in which the amount of the Aggregate Local Currency Outstandings of any Lender is a component, the Administrative Agent shall make such calculation on the basis of the Notices of Local Currency Outstanding received by it at least two Business Days prior to the date of such calculation.

SECTION 5

LETTERS OF CREDIT

5.1.                            L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in subsection 5.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero, (iii) the Dollar Equivalent of the aggregate outstanding principal amount of Multicurrency Loans, Local Currency Loans and L/C Obligations attributable to Letters of Credit denominated in any currency other than Dollars would exceed the Multicurrency Sublimit, (iv) the L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender would exceed its Issuing Lender Commitment or (v) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Issuing Lender with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to subsection 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure.  Each Letter of Credit shall (i) be denominated in Dollars or any Available Foreign Currency or any other currency acceptable to the Issuing Lender, (ii) have a face amount of at least $1,000,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire (or be subject to termination by notice from the Issuing Lender to the beneficiary thereof) no later than the date that is five Business Days prior to the Termination Date.

(b)                                 The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)                                  Letters of Credit issued under the Existing Credit Facilities and outstanding on the Closing Date shall be deemed to be issued under this Agreement on the Closing Date.

5.2.                            Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

5.3.                            Fees and Other Charges.

(a)                                 The Borrower will pay a fee on the actual daily undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; such fee with respect to each Letter of Credit denominated in any currency other than Dollars shall be payable in Dollars, and for purposes of calculating the amount of such fee applicable to each Letter of Credit denominated in any currency other than Dollars, the actual daily undrawn and unexpired amount of such Letter of Credit shall be the Dollar Equivalent of such amount calculated at the Exchange Rate as of the relevant L/C Fee Payment Date; provided, however, that any such fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to subsection 5.1 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Letter of Credit pursuant to subsection 2.19(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee in the amount separately agreed to by the Issuing Lender and the Borrower on the actual daily undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; such fee with respect to each Letter of Credit denominated in any currency other than Dollars shall be payable in Dollars, and for purposes of calculating the amount of such fee applicable to each Letter of Credit denominated in any currency other than Dollars, the actual daily undrawn and unexpired amount of such Letter of Credit shall be the Dollar Equivalent of such amount calculated at the Exchange Rate as of the relevant L/C Fee Payment Date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

5.4.                            L/C Participations.

(a)                                 The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender through the Administrative Agent (or the Administrative Agent shall apply Cash Collateral provided for this purpose) upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)                                 If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 5.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 5.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Issuing Lender submitted through the Administrative Agent to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 5.4(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender through the Administrative Agent the portion thereof previously distributed by the Issuing Lender to it.

5.5.                            Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender through the Administrative Agent on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower and the

Administrative Agent of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, subsection 3.4(b) and (ii) thereafter, subsection 3.4(e).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of subsection 10(g) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in subsection 5.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.2 of ABR Loans in the amount of such drawing (and the minimum borrowing amount in such subsection shall not apply to such borrowing).  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to subsection 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

5.6.                            Obligations Absolute.  The Borrower’s obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 5.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

5.7.                            Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

5.8.                            Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall apply.

5.9.                            Reimbursement Obligations for Certain Letters of Credit Denominated in Currencies Other Than Dollars.  Notwithstanding any other provision of this Section 5, in the event that any Letter of Credit is denominated in any currency other than Dollars, the amount of the Reimbursement Obligation of the Borrower pursuant to subsection 5.5 in respect of such Letter of Credit shall bear interest as provided in subsection 5.5 with respect to amounts owing in Dollars; provided, that (i) the interest rate on such amounts shall be the rate reasonably determined by the Issuing Lender to be the equivalent rate, in respect of the relevant non-Dollar currency, to the applicable rate provided in subsection 5.5 with respect to amounts denominated in Dollars and (ii) if the Borrower fails to pay any such Reimbursement Obligation required by subsection 5.5 on or prior to the third Business Day following the date of the drawing to which such Reimbursement Obligation relates, then, on the fourth Business Day following such date of drawing, the relevant Issuing Lender, in cooperation with the Administrative Agent, shall determine the Dollar Equivalent of the amount of such Reimbursement Obligation, and the Borrower’s obligation in respect of such Reimbursement Obligation shall be converted to such Dollar Equivalent, with interest thereon as provided in subsection 5.5 (provided, that if the Application in respect of such Letter of Credit provides for conversion of such amount into Dollars on any earlier date or at any other conversion rate, the provisions hereunder shall control with respect to such conversion).

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

6.1.                            Financial Condition.  The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at each of December 31, 2013 and December 31, 2014 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the date of the Borrower’s most recent publicly available Form 10-Q and the related unaudited consolidated statements of operations and of cash flows for the fiscal period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and materially correct and present fairly (subject to normal year-end audit adjustments) the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended.  All such annual financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).  The quarterly financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Act of 1933.  Accordingly, such quarterly financial statements do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of the Borrower, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.  Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any of the following except as disclosed in the Borrower’s Form 10-K and 10-Q filings: any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or material unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing financial statements or in the notes thereto.

6.2.                            Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure of the foregoing clauses (a) and (b) (in each such case, only with respect to Subsidiaries of the Borrower), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.3.                            Corporate Power; Consents and Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to (i) authorize the borrowings on the terms and conditions of this Agreement, any Notes and any Applications, (ii) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (iii) in the case of the Borrower, to guarantee all Obligations of any Foreign Subsidiary Borrower hereunder.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority (including, without limitation, exchange control) or any other Person is required with respect to the Borrower or any of its Subsidiaries in connection with the borrowings or guarantee hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is party.  This Agreement and each other Loan Document to which the Borrower is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Borrower.  This Agreement and each other Loan Document to which the Borrower is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, examination, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

6.4.                            No Legal Bar.  The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

6.5.                            No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

6.6.                            Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.7.                            Federal Regulations.  No part of the proceeds of any Loans will be used in any manner that would violate Regulation U of the Board as now and from time to time hereafter in effect.

6.8.                            ERISA.  Neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan other than a Multiemployer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code, where the liability could be reasonably expected to result in a Material Adverse Effect; provided, however, that with respect to any Multiemployer Plan, such representation is made only to the knowledge of the Borrower.  No termination of a Single Employer Plan pursuant to Section 4041(c) or 4042 of ERISA has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  There has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made which liability could be reasonably expected to result in a Material Adverse Effect.  No Multiemployer Plan is in Insolvency or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

6.9.                            Investment Company Act; Other Regulations.  The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

6.10.                     Purpose of Loans.  The proceeds of the Loans shall be used to finance the working capital and general corporate needs of the Borrower and its Subsidiaries, including but not limited to acquisitions.

6.11.                     Environmental Matters.  Except to the extent that the failure of the following statements to be true and correct could not reasonably be expected to have a Material Adverse Effect:

(a)                                 The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b)                                 The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”) which could reasonably be expected to materially interfere with the continued operation of the Properties or Business or materially impair the fair saleable value thereof.

(c)                                  Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)                                   There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that could reasonably be expected to give rise to liability under, Environmental Laws.

6.12.                     Disclosure.  The statements and information contained herein and in any of the information provided to the Administrative Agent or the Lenders in writing in connection with this Agreement, taken as a whole, do not contain any untrue statement of any material fact, or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided as of the date so provided.

6.13.                     No Change.  There has been no change, effect, event, occurrence, state of facts or development which individually or in the aggregate has had or would reasonably be expected to result in a Material Adverse Effect since the Form 10-Q or Form 10-K most recently filed by the Borrower with the Securities and Exchange Commission.

6.14.                     No Material Litigation.  There are no actions, suits, proceedings, claims or disputes pending at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed on the Form 10-Q or Form 10-K most recently filed by the Borrower with the Securities and Exchange Commission, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.15.                     Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws Sanctions applicable to the Borrower, its Subsidiaries and their respective directors, officers and employees, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers and employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or, to the Borrower’s knowledge, any of their respective directors or officers or (b) to the Borrower’s knowledge, any of the Borrower’s or such Subsidiary’s respective employees is a Sanctioned Person or organized or resident in a Sanctioned Country.  No Borrowing or Letter of Credit or use of proceeds contemplated by this Agreement will be used by the Borrower or any of its Subsidiaries directly or to its knowledge indirectly to violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 7
CONDITIONS PRECEDENT

7.1.                            Conditions to Closing.  The effectiveness of this Agreement is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a)                                 Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each Lender and the Borrower, with a counterpart for each Lender and original Notes executed by the Borrower (in the case of Revolving Credit Notes, Multicurrency Notes or CAF Advance Notes), in favor of each Lender requesting a Note.

(b)                                 Closing Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(c)                                  Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(d)                                 Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of counsel to the Borrower (which may be delivered in part by in-house counsel to the Borrower), covering the matters set forth in Exhibit G.  Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e)                                  Fees.  All accrued fees and reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel to the Arrangers) of the Arrangers through the Closing Date invoiced with reasonable detail at least three Business Days prior to the Closing Date in connection with the Loan Documents shall have been paid; provided that the Arrangers shall have provided an estimate and available reasonable detail five business days prior to the Closing Date.

(f)                                   Financial Statements.  The Administrative Agent shall have received an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the related unaudited consolidated statements of operations and of cash flows for each fiscal quarter ended after December 31, 2014 (so long as such fiscal quarters have ended at least 40 days prior to the Closing Date).

(g)                                  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued.

(h)                                 No conflicts.  No law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes material adverse conditions upon the Transactions or this Agreement.  All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Lenders) and all such approvals shall be in full force and effect. The Transactions shall be in compliance with all applicable laws and regulations.

(i)                                     Termination of Existing Credit Facilities.  Evidence that all principal amounts, interest, fees and other amounts owed under the Borrower’s Existing Credit Facilities shall have been paid in full on or before the Closing Date and all commitments and agreements with respect thereto shall have been terminated.

7.2.                            Conditions to Each Loan and Letter of Credit.  The agreement of each Lender to make any Loan requested to be made by it on any date following the Closing Date, or to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties (except for those made in subsection 6.13 and 6.14, which shall be made only on the Closing Date and on each Termination Date which a Borrower has requested be extended in accordance with subsection 2.20) made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued.

(c)                                  Each borrowing by the Borrower hereunder, and each request by the Borrower for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

SECTION 8

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Documents, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

8.1.                            Financial Statements.  Furnish to each Lender:

(a)                                 as soon as available, but in any event not later than 20 days after required to be filed with the Securities and Exchange Commission at the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available, but in any event not later than 15 days after required to be filed with the Securities and Exchange Commission at the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing with the fiscal quarter ending on or about June 30, 2015, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter and of cash flows of the Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)                                  all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that it is hereby acknowledged that the quarterly financial statements delivered pursuant to paragraph (b) above may not include all of the information and footnotes required by GAAP for complete annual financial statements.

Any financial statement required to be furnished pursuant to this subsection 8.1 may be delivered electronically and if so delivered, shall be deemed to have been furnished on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website at the website address listed in Section 13.2(a), (ii) on which such documents are posted on the Securities and Exchange Commission’s website (www.sec.gov), or (iii) on which such documents are posted on the Borrower’s behalf on any website to which each Lender and Administrative Agent have access (whether a commercial, third-party website such as Intralinks or DebtDomain or whether sponsored by the Administrative Agent); provided that the Borrower shall give notice (which may be in the form of facsimile or electronic mail) of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders).  Notwithstanding the foregoing, the Borrower shall deliver paper copies of any financial statement referred to in this subsection 8.1 to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

8.2.                            Certificates; Other Information.  Furnish to the Administrative Agent with sufficient copies for the Lenders:

(a)                                 concurrently with the delivery of the financial statements referred to in subsections 8.1(a) and 8.1(b), a certificate of a Responsible Officer stating that such Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate, and including calculations demonstrating compliance with subsection 9.1 (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)                                 within ten days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority, and promptly after the same are issued, copies of all press releases issued by the Borrower; and

(c)                                  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in subsection 13.14), they shall be treated as set forth in subsection 13.14); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (d) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

8.3.                            Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (other than where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

8.4.                            Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by it on the Closing Date; (b) preserve, renew and keep in full force and effect its corporate existence (except as could not in the aggregate be reasonably expected to have a Material Adverse Effect); (c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 9.4; and (d) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

8.5.                            Maintenance of Property; Insurance.  Keep all property necessary in its business in good working order and condition except to the extent that failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are adequate for conducting its business; and furnish to each Lender, upon written request, full information as to the insurance carried.

8.6.                            Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender (upon reasonable advance notice coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

8.7.                            Notices.  Promptly give notice (unless available in the public filings or releases of the Borrower or its Subsidiaries) to the Administrative Agent and each Lender of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time involving the Borrower or any of its Subsidiaries, which in either case, could reasonably be expected to have a Material Adverse Effect; and

(c)                                  the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan, any determination that a Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section

432 of the Code or Section 305 of ERISA); or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan (other than the termination of any Single Employer Plan pursuant to Section 4041(b) of ERISA), or with respect to any determination that any Single Employer Plan is in “at risk” status or any such Multiemployer Plan is in “endangered” or “critical” status; where, in connection with any of the foregoing in (i) or (ii), the amount of liability the Borrower or any Commonly Controlled Entity could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

SECTION 9

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Documents, the Borrower shall not, and (except with respect to subsection 9.1) shall not permit any of its Subsidiaries to, directly or indirectly:

9.1.                            Financial Covenants.

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed the Maximum Leverage Ratio.

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 3.0 to 1.0.

9.2.                            Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                                 Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(f)                                   Liens in existence on the date hereof listed on Schedule 9.2, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                  Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

(i)                                     Liens created pursuant to any Receivables Transaction permitted pursuant to subsection 9.3; and

(j)                                    Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) the greater of (i) $500,000,000 and (ii) 7.5% of the Consolidated Tangible Assets, in aggregate amount at any time.

9.3.                            Limitation on Indebtedness pursuant to Receivables Transactions.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions in an aggregate principal amount not exceeding 20% of Consolidated Tangible Assets.

9.4.                            Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)                                 any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

(b)                                 any Subsidiary of the Borrower that is inactive or no longer needed in the Borrower’s consolidated group structure may be liquidated, dissolved, or otherwise eliminated under applicable law, so long as any remaining significant assets of such Subsidiary are transferred to the Borrower or to another of Borrower’s wholly owned Subsidiaries (as a liquidation distribution or otherwise);

(c)                                  the Borrower or any wholly owned Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary, and, so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any non-wholly owned Subsidiary of the Borrower for fair market value;

(d)                                 any non-wholly owned Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary of the Borrower for fair market value or may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other non-wholly owned Subsidiary of the Borrower; and

(e)                                  the Borrower or any Subsidiary of the Borrower may be merged or consolidated with or into another Person; provided that the Borrower or such Subsidiary shall be the continuing or surviving corporation and no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof (and, in the case of any such transaction involving a Subsidiary, such Subsidiary shall continue to be a Subsidiary or the Borrower shall have received fair market value therefor as determined by the Board of Directors of the Borrower); and provided further that the Borrower may not be merged or consolidated with or into any Subsidiary.

9.5.                            Limitation on Indebtedness of Subsidiaries.  Permit any Subsidiaries which are not Guarantors to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness in excess of 12.5% of Consolidated Tangible Assets in the aggregate at any time for all such Subsidiaries that are not Guarantors, except for (i) Indebtedness permitted by subsection 9.3 hereof, (ii) any Indebtedness of any Subsidiary of the Borrower owing to the Borrower or to any other Subsidiary of the Borrower and (iii) Indebtedness in existence on the date hereof listed on Schedule 9.5.

SECTION 10

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)                                 Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  The Borrower shall default in the observance or performance of any covenant contained in subsections 8.4(b), 8.7(a) or in Section 9; or

(d)                                 The Borrower shall default in the observance or performance of any agreement contained in Section 12; or

(e)                                  The Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section) or any Guarantee, and such default described in this clause (e) shall continue unremedied for a period of 30 days; or

(f)                                   The Borrower or any of its Subsidiaries shall:  (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $100,000,000; or

(g)                                  (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction,

domestic or foreign, relating to bankruptcy, insolvency, examinership, court protection, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, examinership, court protection or other relief with respect to it or its debts, or (B) seeking appointment of an examiner, receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not or shall admit in writing its inability to, pay its debts as they become due; or

(h)                                 (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards described in Section 302 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there shall be a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vi) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or a determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i)                                     Any one judgment or decree shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or in excess of the amount recoverable by insurance) of $75,000,000 (net of any related tax benefit) or more, and such judgment or decree shall not have been vacated, discharged, stayed or appealed

(as long as enforcement is effectively stayed during such appeal or such appeal is bonded, if required) within 60 days from the entry thereof; or

(j)                                    (i)  Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 30% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower (other than Peter M. Nicholas and John E. Abele or any of their affiliated trust holdings) or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; “Continuing Directors” shall mean the directors of the Borrower on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of each Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the L/C Obligations in an amount (in the currency in which such Letter of Credit is denominated) equal to the then undrawn and unexpired amount of such Letter of Credit.  Amounts held as Cash Collateral shall be applied by the Administrative Agent in accordance with subsection 2.18.

SECTION 11

THE AGENTS

11.1.                     Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan

Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

11.2.                     Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

11.3.                     Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any Foreign Subsidiary Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Foreign Subsidiary Borrower.

11.4.                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any Foreign Subsidiary Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the

Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5.                     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6.                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Foreign Subsidiary Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Foreign Subsidiary Borrowers, if any, and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Foreign Subsidiary Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7.                     Indemnification.  The Lenders agree to indemnify the Administrative Agent (or sub-agent), in its capacity, any Issuing Lender, in its capacity, and any Related Party acting for the Administrative Agent (or any sub-agent) or any Issuing Lender in connection with such capacity (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower and the Foreign Subsidiary Borrowers, if any, to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent), any Issuing Lender or such Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent (or any sub-agent), any Issuing Lender or such Related Party under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent (or sub-agent), any Issuing Lender or any Related Party acting for the Administrative Agent (or any sub-agent) or any Issuing Lender in connection with such capacity.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

11.8.                     Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Foreign Subsidiary Borrower, if any, as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents.  With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9.                     Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder.  Upon the earlier of (i) the 10 day period following the Administrative Agent’s notice of resignation to the Lenders and (ii) the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Any resignation by JPMorgan as Administrative Agent pursuant to this section shall also constitute its resignation as Issuing Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

11.10.              The Arrangers, the Bookrunners, the Syndication Agent and the Documentation Agents.  None of the Arrangers, the Bookrunners, the Syndication Agent or the Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Arrangers, the Bookrunners, the Syndication Agent or the Documentation Agents shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the Arrangers, the Bookrunners, the Syndication Agent or the Documentation Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 12

GUARANTEE

12.1.                     Guarantee.

(a)                                 The Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)                                 No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Obligations are paid in full and the Commitments are terminated.

(c)                                  The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Section for such purpose.

12.2.                     No Subrogation.  Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Foreign Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from the Foreign Subsidiary Borrowers in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Local Currency Lenders by the Foreign Subsidiary Borrowers on account of the Obligations are paid in full and the Commitments are terminated.  If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Administrative Agent may determine.  The provisions of this paragraph shall continue to be effective after the termination of this Agreement, the payment in full of the Obligations and the termination of the Commitments.

12.3.                     Amendments, etc with respect to the Obligations; Waiver of Rights.  The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and any Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  None of the Administrative Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto.  When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Foreign Subsidiary Borrowers or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from a Foreign Subsidiary Borrower or any such other guarantor or any release of a Foreign Subsidiary Borrower or such other guarantor shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

12.4.                     Guarantee Absolute and Unconditional.  The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Foreign Subsidiary Borrowers and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement.  The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Foreign Subsidiary Borrowers and the Borrower with respect to the Obligations.  This Section 12 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Foreign Subsidiary Borrowers against the Administrative Agent or any Lender, (c) any law, regulation, decree or order of any jurisdiction, or any other event, affecting the Obligations or any Lender’s rights with respect thereto, including, without limitation:  (i) the application of any such law, regulation, decree or order, including any prior approval, that would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (iii) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives the companies in such jurisdiction of any payment obligation under the Obligations; or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction that has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Foreign Subsidiary Borrowers or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Foreign Subsidiary Borrowers for the Obligations, or of the Borrower under this Section 12, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Foreign Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Foreign Subsidiary Borrowers or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower.  This Section 12 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, until all the Obligations and the obligations of the Borrower under this Agreement shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Foreign Subsidiary Borrowers may be free from any Obligations.

12.5.                     Reinstatement.  This Section 12 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.6.                     Payments.  The Borrower hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Obligations, including, without limitation, in the currency in which payment is due, provided that if a payment is due in a currency other than Dollars and/or at a place other than the United States, and such payment is not made as and when agreed, the Borrower will, upon the Administrative Agent’s request, either (i) make payment in such non- Dollar currency and at the place where such payment is payable or (ii) pay the Administrative Agent in Dollars at the Administrative Agent’s office referred in Subsection 13.2.  In the event of a payment pursuant to clause (ii) above, the Borrower will pay the Administrative Agent the Dollar Equivalent of the amount of such payment on the date the Borrower makes such payment.

12.7.                     “Lenders”.  For all purposes of this Section 12, the term “Lenders” shall be deemed to include Local Currency Lenders.

SECTION 13

MISCELLANEOUS

13.1.                     Amendments and Waivers.

(a)                                 Except as provided in paragraphs (b) and (d) of this subsection 13.1, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or reduce the stated rate or amount of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Multicurrency Commitment, Revolving Credit Commitment or L/C Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this subsection or reduce the percentages specified in the definitions, of Majority Lenders or Majority Multicurrency Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release, subordinate or otherwise materially limit the Borrower’s liability with respect to the guarantee set forth in Section 12, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 11 without the written consent of the then Administrative Agent, (iv) waive any condition in subsection 7.2 without the written consent of the Majority Lenders or (v) modify the pro rata distribution of payments, proceeds or fees payable to the Lenders (except in connection with an amend and extend transaction offered ratably to all Lenders under a tranche of Commitments) without the consent of each Lender directly affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)                                 In addition to amendments effected pursuant to the foregoing paragraph (a), (i) Schedule II may be amended to change administrative information contained therein with the approval of the Majority Multicurrency Lenders, upon execution and delivery by the Borrower and the Administrative Agent of a written amendment providing for such amendment, (ii) additional freely-convertible euro currencies may be added as Available Foreign Currencies, upon execution and delivery by the Borrower, the Administrative Agent and the Majority Multicurrency Lenders of an amendment providing for such addition and (iii) this Agreement may be amended by the Borrower and the Administrative Agent to implement increases in the Revolving Credit Commitments pursuant to subsection 2.17.

(c)                                  The Administrative Agent shall give prompt written notice to each Lender of any amendment effected pursuant to subsection 13.1(b).

(d)                                 Notwithstanding the provisions of this subsection 13.1, any Local Currency Facility may be amended, supplemented or otherwise modified in accordance with its terms so long as after giving effect thereto either (x) such Local Currency Facility ceases to be a “Local Currency Facility” and the Borrower so notifies the Administrative Agent or (y) the Local Currency Facility continues to meet the requirements of a Local Currency Facility set forth herein.

(e)                                  Notwithstanding the provisions of this subsection 13.1, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the principal amount owed to such Lender may not be reduced other than pursuant to payments made by a Borrower with respect thereto without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(f)                                   Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or manifest error in any Loan Document.

(g)                                  If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6 and payment of amounts due to such Lender under this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.9 or Section 3.10) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender or an Affiliate of a Lender, if a Lender or such Affiliate accepts such assignment); provided that the applicable assignee shall have consented to the applicable amendment, waiver or consent.

13.2.                     Notices.

(a)                                 General.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

If to the Borrower:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752
Attention:	Daniel J. Brennan
Executive Vice President and Chief Financial Officer

Fax: 508-683-4410
www.bostonscientific.com

with a copy to:

Timothy A. Pratt
Executive Vice President, Chief Administrative Officer,

General Counsel, and Secretary
Fax:  508-683-4801

with a copy to:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752
Attention:	Timothy A. Pratt
Executive Vice President, Chief Administrative Officer,
General Counsel, and Secretary
Fax: 508-683-4801

If to the Administrative Agent (for payments and notices of borrowings, etc. in Dollars):

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road Ops 2, Floor 03

Newark, DE 19713-2107

Attn: Siyana Custis

Phone: 302-634-1845

Fax:  302-634-1417

Email: Siyana.c.custis@jpmorgan.com

If to the Administrative Agent (for payments and notices of borrowings, etc. in non-Dollars):

J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf, London, E14 5JP
United Kingdom

Email:  Loan_and_agency_london@jpmorgan.com

Fax: 44 207 777 2360

If to the Administrative Agent (for other notices):

JPMorgan Chase Bank, N.A.
383 Madison Avenue

New York, New York 10179

Attn: Vanessa Chiu

Phone: 212-622-6015

Fax: 212-270-3279

Email: vanessa.chiu@jpmorgan.com

For Letters of Credit, if to the Issuing Lender:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road Ops 2, Floor 03

Newark, DE 19713-2107

Attn: Siyana Custis

Phone: 302-634-1845

Fax:  302-634-1417

Email: Siyana.c.custis@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue

New York, New York 10179

Attn: Vanessa Chiu

Phone: 212-622-6015

Fax: 212-270-3279

Email: vanessa.chiu@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.6, 2.9, 2.14, 2.15, or 3.2 shall not be effective until received.

(b)                                 Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2, 3, 4 and 5 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.3.                     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.                     Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.                     Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each of the Arrangers and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of outside counsel (including one local counsel in each applicable jurisdiction) to the Administrative Agent and the Arrangers, (b) to pay or reimburse each Lender, the Arrangers and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to the

Administrative Agent and the Arrangers, provided, that in connection with any workout or restructuring, the Borrower shall pay the fees and disbursements of (i) one U.S. counsel for the Administrative Agent, the Arrangers and the Lenders pursuant to this clause (b) and (ii) one counsel to the Administrative Agent and the Lenders in the jurisdiction of each Foreign Subsidiary Borrower pursuant to this clause (b), and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict informs the Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected indemnified party, (c) to pay, indemnify, and hold each Lender and the Administrative Agent and each of their affiliates and their respective officer, directors, employees, agents and advisors (each, an “indemnified party”) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each indemnified party harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by any indemnified party or asserted against any indemnified party by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with or as a result of the Transactions (or any transactions related thereto), or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party determined in a court of competent jurisdiction in a final non-appealable judgment.  The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

13.6.                     Successors and Assigns; Participations and Assignments.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender, other than a Conduit Lender, may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than a Defaulting Lender, the Borrower or its Affiliates or Subsidiaries or any natural Person) (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 13.1(a).  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 13.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 3.10 and 3.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 3.10, such Participant shall have complied with the requirements of said subsection, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender, other than a Conduit Lender, may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time, assign (i) to any Lender or any Lender Affiliate with the consent (in each case, not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent and the Issuing Lender (in the case of assignments of Revolving Commitments) or (ii) with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing), the Administrative Agent and Issuing Lender (which consent in each case shall not be unreasonably withheld, delayed or conditioned), to an additional bank, financial institution, or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit H, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not a Lender or a Lender Affiliate, by the Administrative Agent and the Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent), and provided further that no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, (B) the Borrower or any of its Affiliates or Subsidiaries or (C) any natural person.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the indemnity and expense reimbursement provisions in the Loan Documents arising out of the period prior to the assignment).  Each assignment by a Lender of any portion of its Revolving Credit Commitment shall be accompanied by assignment by such Lender to the same Assignee of the same percentage of such Lender’s Multicurrency Commitment.  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 13.6(c).

(d)                                 The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 13.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or a Lender Affiliate, by the Borrower (if required) and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower; provided that the

Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment.

(f)                                   The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 13.14, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)                                  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or any central bank having jurisdiction over such Lender in accordance with applicable law.

(h)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall (unless otherwise agreed by the Borrower and the Administrative Agent) be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans and participations in Letters of Credit in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

13.7.                     Adjustments; Set-off.

(a)                                 If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it (or any participation therein arising pursuant to subsection 13.15) then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 10(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein or by court order), if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it (or any participation therein arising pursuant to subsection 13.15) then due and owing, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and provided further that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of subsection 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.8.                     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or in electronic (i.e., “pdf” or “tif”) format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.9.                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this subsection 13.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.10.              Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

13.11.              GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.12.              Submission To Jurisdiction and Waivers; . The Borrower hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York sitting in New York County, Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

13.13.              Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the

Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.14.              Confidentiality.  Each Lender agrees to keep confidential any Information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such Information (i) to the Administrative Agent, the Issuing Lender or any other Lender, (ii) to any Transferee or prospective Transferee which receives such Information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this subsection 13.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its Affiliates who agree to be bound by the provisions of this subsection 13.14 and who have a need for such Information in connection with this Agreement or other transactions or proposed transactions with the Borrower, (iv) upon the request or demand of any Governmental Authority having jurisdiction or oversight over such Lender or in connection with any assignment or pledge permitted under subsection 13.6(g), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this subsection, to any actual or prospective counter-party (or its advisors) to any Hedge Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder, or (ix) with the written consent of either a Responsible Officer or the treasurer of the Borrower.

For purposes of this Section, “Information” means all information received from either Borrower or any Subsidiary relating to either Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

13.15.              Loan Conversion/Participations.

(a)                                 (i)  On any Conversion Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, all Loans (other than CAF Advances) outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Revolving Credit Loans denominated in Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the Conversion Date) (“Converted Loans”) and (ii) on the Conversion Date (A) each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Loans in an amount equal to its Conversion Sharing Percentage of the outstanding principal amount of the Converted Loans and (B) to the extent necessary to cause the Committed Outstandings Percentage of each Lender to equal its Revolving Credit Commitment Percentage (calculated immediately prior to the termination or expiration of the Revolving Credit Commitments), each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell a participating interest in Revolving Credit Loans then outstanding.  Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each Lender from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence.  All Converted Loans shall bear interest at the rate which would otherwise be applicable to ABR Loans.

(b)                                 If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this subsection 13.15, (i) effective on such Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Loans to be Converted, as the case may be, in an amount equal to its Conversion Sharing Percentage of such Loans to be Converted, and (ii) each Lender shall purchase or sell participating interests as provided in paragraph (a)(ii)(B) of this subsection 13.15.  Each such Lender will immediately transfer to the appropriate Administrative Agent, in immediately available funds, the amount(s) of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c)                                  To the extent any Non-Excluded Taxes are required to be withheld from any amounts payable by a Lender to another Lender in connection with its participating interest in any Converted Loan, the Borrower shall be required to pay increased amounts to the Lender receiving such payments to the same extent they would be required under subsection 3.10 if the Borrower were making payments directly to such Lender.

(d)                                 Any time when the actions contemplated by paragraph (a) or (b) of this subsection 13.15 have been taken, upon the notice of any Lender to the Borrower the following shall occur (which notice shall not be required to be declared at any time an Event of Default under subsection 10(g) has occurred):  (i) the Borrower (through the guarantee contained in Section 12) shall automatically be deemed to have assumed the Local Currency Loans which are Converted Loans in which such Lender holds a participation, and (ii) such Local Currency Loans shall be assigned by the relevant Lender holding such Local Currency Loans or obligations to the Lender who gave the notice requesting such assumption by the Borrower.

(e)                                  If a Defaulting Lender exists on the Conversion Date, the Administrative Agent may, in consultation with one or more other Revolving Lenders which are not Defaulting Lenders, revise this subsection 13.15 and related definitions in order to allocate payments for the benefit of such Defaulting Lender in a manner consistent with subsection 2.19.

13.16.              Judgment.

(a)                                 If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)                                 The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

13.17.              WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.18.              USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Foreign Subsidiary Borrower, which information includes the name and address of the Borrower and each Foreign Subsidiary Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Foreign Subsidiary Borrower in accordance with the Patriot Act.

13.19.              No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/Daniel J. Brennan
Name:	Daniel J. Brennan
Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Boston Scientific Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

Signature Page to

Boston Scientific Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Robert LaPorte
Name:	Robert LaPorte
Title:	Director

Signature Page to

Boston Scientific Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/S/Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

Signature Page to

Boston Scientific Credit Agreement

BNP Paribas, as a Lender

By:	/s/Gregoire Poussard
Name:	Vice President
Title:

By:	/s/Ade Adeniji
Name:	Ade Adeniji
Title:	Vice President

Signature Page to

Boston Scientific Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/Marni McManus
Name:	Marni McManus
Title:	Vice President

Signature Page to

Boston Scientific Credit Agreement

Deutsche Bank AG New York Branch, as a Lender

By:	/s/Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

By:	/s/Heidi Sandquist
Name:	Heidi Sandquist
Title:	Director

Signature Page to

Boston Scientific Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

Signature Page to

Boston Scientific Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

Signature Page to

Boston Scientific Credit Agreement

HSBC Bank USA, National Association, as a Lender

By:	/s/Elizabeth R. Peck
Name:	Elizabeth R. Peck
Title:	Senior Vice President

Signature Page to

Boston Scientific Credit Agreement

Intesa Sanpaolo S.p.A. — New York Branch, as a Lender

By:	/s/ William S. Denton
Name:	William S. Denton
Title:	Global Relationship Manager

By:	/s/ Francesco Di Mario
Name:	Francesco Di Mario
Title:	F.V.P. & Head of Credit

Signature Page to

Boston Scientific Credit Agreement

Santander Bank, N.A., as a Lender

By:	/s/Scott Wollard
Name:	Scott Wollard
Title:	Managing Director

Signature Page to

Boston Scientific Credit Agreement

Standard Chartered Bank, as a Lender

By:	/s/Steven Aloupis
Name:	Steven Aloupis
Title:	Managing Director

By:	/s/Robin Francis
Name:	Robin Francis
Title:	Manager — LDU Americas

Signature Page to

Boston Scientific Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/Michael West
Name:	Michael West
Title:	Vice President

Signature Page to

Boston Scientific Credit Agreement

Wells Fargo Bank, N.A., as a Lender

By:	/s/Matthew Olson
Name:	Matthew Olson
Title:	Vice President

Signature Page to

Boston Scientific Credit Agreement

The Bank of Nova Scotia, as a Lender

By:	/s/Diane Emanuel
Name:	Diane Emanuel
Title:	Managing Director & Execution Head

Signature Page to

Boston Scientific Credit Agreement

DNB Bank ASA, as a Managing Agent

By:	/s/Geshu Sugandh
Name:	Geshu Sugandhu
Title:	First Vice President

By:	/s/Caroline Adams
Name:	Caroline Adams
Title:	First Vice President

DNB Capital LLC, as a Lender

By:	/s/Geshu Sugandh
Name:	Geshu Sugandhu
Title:	First Vice President

By:	/s/Caroline Adams
Name:	Caroline Adams
Title:	First Vice President

Signature Page to

Boston Scientific Credit Agreement

Danske Bank A/S, as a Lender

By:	/s/Merete Ryvald
Name:	Merete Ryvald
Title:	Chief Loan Manager

By:	/s/Jesper Larsen
Name:	Jesper Larsen
Title:	Chief Loan Manager

Signature Page to

Boston Scientific Credit Agreement

Allied Irish Banks p.l.c., as a Lender

By:	/s/Alan Long
Name:	Alan Long
Title:	Senior Relationship Manager

By:	/s/Caroline Carney
Name:	Caroline Carney
Title:	Relationship Manager

Signature Page to

Boston Scientific Credit Agreement

SCHEDULE I

NAMES AND COMMITMENTS OF LENDERS

Name	Revolving Credit Commitment	Multicurrency Commitment	Issuing Lender Commitment
JPMorgan Chase Bank, N.A.	$190,000,000.00	$76,000,000.00	$500,000,000.00
Bank of America, N.A.	$190,000,000.00	$76,000,000.00	$500,000,000.00
Barclays Bank PLC	$150,000,000.00	$60,000,000.00	$0.00
BNP Paribas	$150,000,000.00	$60,000,000.00	$0.00
Citibank, N.A.	$150,000,000.00	$60,000,000.00	$0.00
Deutsche Bank AG New York Branch	$150,000,000.00	$60,000,000.00	$0.00
Royal Bank of Canada	$150,000,000.00	$60,000,000.00	$0.00
Sumitomo Mitsui Banking Corporation	$150,000,000.00	$60,000,000.00	$0.00
HSBC Bank USA, National Association	$90,000,000.00	$36,000,000.00	$0.00
Intesa Sanpaolo S.p.A., New York Branch	$90,000,000.00	$36,000,000.00	$0.00
Santander Bank, N.A.	$90,000,000.00	$36,000,000.00	$0.00
Standard Chartered Bank	$90,000,000.00	$36,000,000.00	$0.00
U.S. Bank, National Association	$90,000,000.00	$36,000,000.00	$0.00
Wells Fargo Bank, National Association	$90,000,000.00	$36,000,000.00	$0.00
The Bank of Nova Scotia	$70,000,000.00	$28,000,000.00	$0.00
DNB Capital LLC	$70,000,000.00	$28,000,000.00	$0.00
Danske Bank A/S	$25,000,000.00	$10,000,000.00	$0.00
Allied Irish Banks p.l.c.	$15,000,000.00	$6,000,000.00	$0.00
Total	$2,000,000,000.00	$800,000,000.00	$1,000,000,000.00

SCHEDULE II

INFORMATION CONCERNING LOCAL CURRENCY LOANS

I.                                        MULTICURRENCY LOANS

1.                                      J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf, London, E14 5JP

United Kingdom

Email: Loan_and_agency_london@jpmorgan.com

Fax: 44 207 777 2360

2.                                      Time:
Not later than 11:00 a.m., New York Time, five Business Days prior to such Borrowing Date or the date of such continuation or three Business Days prior to such prepayment.

3.                                      Information Required:
Borrowings - Currency, Amount to be borrowed, and Interest Periods.

Continuations or Prepayments - Amount to be continued or prepaid, as the case may be, and Interest Periods.

II.                                   NOTICE OF LOCAL CURRENCY OUTSTANDINGS

1.                                      Deliver to:                                        J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf, London, E14 5JP

United Kingdom

Email: Loan_and_agency_london@jpmorgan.com

Fax: 44 207 777 2360

2.                                      Delivery time:
By close of business in New York on the date of making of each Local Currency Loan and on the last Business Day of each month on which the applicable Foreign Subsidiary Borrower has outstanding any Local Currency Loans.

3.                                      Information Required: Name of Foreign Subsidiary Borrower, amount and currency of outstanding Local Currency Loans.

Schedule 9.2

Existing Liens

Entity	State	Jurisdiction	UCC #	Secured Party	Amount of Obligation	Description

Boston Scientific Corporation	DE	SOS	22081879 filed on 8/16/02 continued on 7/26/07 and further continued on 7/3/12	Royal Bank of Canada	—	Certain accounts receivable and related property relating to Company’s receivables facility

	DE	SOS	64509535 filed on 12/22/06 continued on 8/1/11	Royal Bank of Canada	—	Certain accounts receivable and related property relating to Company’s receivables facility

Boston Scientific Funding LLC	DE	SOS	22081929 filed on 8/16/02 continued on 7/26/07 and further continued on 7/3/12	Royal Bank of Canada	—	Certain accounts receivable and related property relating to Company’s receivables facility

	DE	SOS	64510137 filed on 12/22/06 continued on 8/1/11	Royal Bank of Canada	—	Certain accounts receivable and related property relating to Company’s receivables facility

Schedule 9.5

Existing Subsidiary Indebtedness

($ in thousands)

Subsidiary	Lender	Maturity	Amount
Boston Scientific Japan KK	Sanritsu K.K.	December 31, 2017	$834
Boston Scientific SA (France)	BNP Paribas Factor S.A.	Revolving	$2,527
Boston Scientific Benelux NV	BNP Paribas Fortis NV	Revolving	$362